EXHIBIT 10.1

NOTE:         CERTAIN PORTIONS OF THIS PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT AND ITS EXHIBITS, WHICH ARE IDENTIFIED BY THE SYMBOL “[*                                *]”, HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

PRODUCT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

THIS PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is executed as of June 11, 2003 (“Execution Date”) by and between POZEN INC., a Delaware corporation (“POZEN”), and Glaxo Group Ltd., a corporation organized under the laws of England, doing business as GlaxoSmithKline (“GSK”). POZEN and GSK are sometimes referred to herein each individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, POZEN is a pharmaceutical development company that is developing products for migraine therapy and controls certain patents and know-how relating to combinations of triptans and NSAIDs, including MT 400, a proprietary combination of sumatriptan and [*                    *];

WHEREAS, GSK is a pharmaceutical company and possesses expertise in the commercialization of therapeutic products for the migraine market; and

WHEREAS, GSK desires to obtain, and POZEN wishes to grant to GSK, the right to commercialize such products on an exclusive basis in the United States and Puerto Rico, with certain co-promotion activities potentially to be undertaken by POZEN, all as more specifically set forth herein.

NOW THEREFORE, based on the foregoing premises and the mutual covenants and promises set forth below, the Parties agree as follows:

AGREEMENT

1. DEFINITIONS.

The following terms will have the following meanings as used in this Agreement:

1.1 “Affiliate” means a corporation or non-corporate business entity that controls, is controlled by, or is under common control with a Party to this Agreement. A corporation or non-corporate business entity will be regarded as in control of another corporation if: (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other corporation or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited; or (b) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

1.2 “Applicable Law” means the laws, rules, and regulations, including any statutes, rules, regulations, guidelines, or other requirements that may be in effect from time to time and apply to the development, manufacture, registration, and marketing of a Collaboration Product in the Territory.

1.3 “Blocking Patent” means a Patent Controlled by a Third Party claiming an invention that is necessarily practiced in connection with the manufacture, use or sale of an invention claimed in the POZEN Patents as practiced in connection with the manufacture, use or sale of a Collaboration Product.

1.4 “cGMP” means current Good Manufacturing Practices as contained in 21 CFR Parts 210 and 211 as amended from time to time.

1.5 “Clinical Trial Materials” means the Lead Product in the Formulation developed by POZEN under this Agreement formulated in accordance with the applicable specifications, matching placebo and matching individual active ingredients, each packaged and labeled for use in the applicable clinical trial.

1.6 “Collaboration Product(s)” means any Product(s) developed either by GSK or POZEN or Commercialized by GSK under this Agreement, including the Lead Product.

1.7 “Commercial Launch” means the nationwide launch of commercial sale, promotion and distribution of a Collaboration Product in the Territory following receipt of Final Regulatory Approval.

1.8 “Commercialization” means (i) pre-launch market development activities conducted in anticipation of Final Regulatory Approval (subject to POZEN’s approval prior to transfer of the NDA to GSK) and (ii) the marketing, promotion, advertising, selling or distribution of a Collaboration Product after Final Regulatory Approval has been obtained. The term “Commercialize” has a correlative meaning.

1.9 “Commercialization Plan” has the meaning set forth in Section 5.2(c).

1.10 “Commercially Necessary Patent” means a Patent Controlled by a Third Party claiming an invention applicable to the manufacture, formulation, use or sale of a Collaboration Product, which invention is [*                    *] of such Collaboration Product in the Territory.

1.11 “Commercially Reasonable Efforts” means the level of efforts and [*                                                                                 *]. “Commercially Reasonable” has an analogous meaning.

1.12 “Confidential Information” has the meaning set forth in Section 11.1.

1.13 “Control” means, with respect to a particular intellectual property right, the possession of the ability to grant a license or sublicense as provided for herein under or with respect to such intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.14 “Co-Promotion Agreement” has the meaning set forth in Section 5.3(a).

1.15 “Co-Promotion Option” has the meaning set forth in Section 5.3(a).

1.16 “Development Plan” means the Initial Development Plan as may be amended from time to time pursuant to the terms of this Agreement.

1.17 “Development Program” means the activities undertaken by each of POZEN and GSK to develop, manufacture and seek regulatory registration for the Collaboration Products in the Territory.

1.18 “Development Timeline” has the meaning set forth in Section 3.2.

1.19 “Dosage Strength” means a [*                                                                                              *].

1.20 “Effective Date” has the meaning set forth in Section 2.7.

1.21 “Execution Date” has the meaning set forth in the Preamble.

1.22 “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.23 “Field” means prescription therapeutics for the treatment, palliation and/or prevention of human diseases.

1.24 “Final Regulatory Approval” means all approvals and master files, establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the promotion, manufacture, use, storage, transport or sale of a Collaboration Product in the Territory (including NDA Approvals and approvals of Product Labeling).

1.25 “First Commercial Sale” means the date of first commercial sale of a Collaboration Product by GSK to a Third Party in the Territory following the receipt of Final Regulatory Approval.

1.26 “Formulation” means the formulation that is developed by GSK for the Lead Product as provided in the Development Plan.

1.27 “FTE Rate” means the per hour rate for work conducted by an employee of POZEN, possessing the skills and experience necessary to carry out the activities undertaken by such employee. For purposes of this Agreement, POZEN’s FTE Rate is [*                    *].

1.28 “Generic Equivalent” means a Third Party’s marketed generic version of a particular Collaboration Product marketed by GSK, approved by the FDA under an Abbreviated New Drug Application (“ANDA”) or any equivalent approval as may be available at the time, which generic version contains all and only the same active ingredients and in the same Presentation as such Collaboration Product marketed by GSK.

1.29 “Generic Erosion” means achievement by all Generic Equivalents of a prescription market share equal to [*                                *] or greater in the aggregate of the total prescriptions for the particular Collaboration Product plus its Generic Equivalent(s), assessed on a moving annual total basis, as calculated pursuant to Section 7.5.

1.30 “GSK Development Activities” has the meaning set forth in Section 3.2.

1.31 “GSK Formulation Technology” means any Patent or Know-How Controlled by GSK necessary to develop, make, use or sell the Formulation.

1.32 “GSK Inventions” means an Invention conceived and reduced to practice by GSK in connection with its activities under this Agreement from the Execution Date until the expiration or termination of the Term (whether or not patentable) necessary or useful to discover, develop, make, use or sell any Product, including any new or improved formulation, or method of manufacture or use, of any Product.

1.33 “GSK Know-How” means all Know-How solely created by GSK or by a Third Party on behalf of GSK from the Execution Date until the expiration or termination of the Term in the course of conducting activities under this Agreement related to the manufacture, development, testing or use of a Product, including but not limited to, biological, chemical, biochemical, toxicological, pharmacological, metabolic, formulation, clinical, analytical and stability information and data other than such Know-How which is or becomes the subject of a GSK Patent or of a provisional or filed GSK patent application.

1.34 “GSK Patent” means any Patent that claims a GSK Invention.

1.35 “GSK Sumatriptan Patents” means U.S. Patent Number [*                        *] and U.S. Patent Number [*                        *] (including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof) together with any claim claiming Sumatriptan in a Patent then Controlled by GSK that would be infringed by the development, manufacture, use, sale or export/import of MT 400 in the Dosage Strength, Formulation and Presentation developed under this Agreement and other Collaboration Products in the dosage strength, formulation and Presentation as developed under this Agreement; provided, however, that the foregoing will exclude the GSK Formulation Technology and Product Specific Improvements.

1.36 “IND” means an Investigational New Drug Application filed with the FDA in conformance with applicable laws and regulations.

1.37 “Initial Development Plan” means the first plan describing the development of a solid oral dose of MT 400 in the Dosage Strength.

1.38 “Inventions” means those inventions and discoveries described in Section 8.1(a).

1.39 “Joint Project Team” means the project team formed in accordance with Section 4.2.

1.40 “Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

1.41 “Lead Product” means (a) a solid oral dose of MT 400 in the Formulation and Dosage Strength; (b) an Other Product designated as the new Lead Product pursuant to Section 3.3; or (c) solely for the purpose of the payment obligations described in Article 7 hereof, either MT 400 or an Other Product developed as a Collaboration Product under this Agreement (and not otherwise substituted pursuant to Section 3.3), when compared to other Collaboration Products being developed or Commercialized pursuant to this Agreement at the relevant time, is, most advanced in the clinical development and regulatory process and is the subject of continued development or Commercialization and/or is the first to be Commercially Launched.

1.42 “Letter Agreement” means that certain letter agreement made by and between the Parties dated as of June 11, 2003, which includes the Initial Development Plan and the Strategic Plan for MT 400 in a solid oral dose of the Formulation.

1.43 “Manufacturing Cost” means, with respect to any bulk Collaboration Product or finished Collaboration Product, the actual fully allocated cost of manufacturing such Collaboration Product determined in accordance with U.S. generally accepted accounting principles applied consistently throughout the organization of the Party determining such costs, which consists of the direct and indirect cost of any raw materials, packaging materials and labor (including benefits) utilized in such manufacturing (including formulation, filling, finishing, quality control and stability testing, labeling and packaging, as applicable) plus an appropriate share of all factory overhead, both fixed and variable, allocated to such Collaboration Product being manufactured, in accordance with the normal accounting practices for all other products manufactured in the applicable facilities.

1.44 “Material Amendment” has that meaning ascribed to such term in Section 3.2(b) below.

1.45 “MT 400” means any combination of Sumatriptan and [*                                                                             *].

1.46 “[*                        *]” means the chemical compound known as [*                                        *], whose more specific chemical name is [*                                                                      *], and all esters, salts, hydrates, solvates, polymorphs and isomers thereof.

1.47 “Naratriptan” means the chemical compound known as naratriptan, whose more specific chemical name is 1H-Indole-5-ethanesulfonamide, N-methyl-3-(1-methyl-4-piperidinyl), [*                                                          *], and all esters, salts, hydrates, solvates, polymorphs and isomers thereof.

1.48 “NDA” means a New Drug Application filed with the FDA in compliance with applicable laws and regulations, to obtain approval to market a pharmaceutical product in the United States.

1.49 “NDA Approval” means the issuance by the FDA of an action letter indicating that an NDA is approved. For avoidance of doubt, NDA Approval does not mean that the FDA issues an action letter indicating that an NDA is approvable.

1.50 “Net Sales” means with respect to any Collaboration Product, [*                                                                         *] by GSK or its Affiliates from Third Party customers for sales of a Collaboration Product, less the following deductions made by GSK or its Affiliate in accordance with its standard business practices as consistently applied to its other products:

(a)	[* *];

(b)	the [* *], to the extent such [* *];

(c)	[* *] in connection with the [* *];

(d)	[* *], including, but not limited to, [* *]; and

(e)	any [* *], provided that such [* *].

Notwithstanding the foregoing, if a Collaboration Product is [*                                                     *] for such Collaboration Product; then the [*                                                     *] of such Collaboration Product [*                                             *] of such Collaboration Product for [*                                                                                  *] of such Collaboration Product (other than those described in the preceding clause) [*                                             *] such Collaboration Product was [*                                             *]. “Net Sales” excludes any amounts invoiced or received in connection with any transfers of a Collaboration Product between GSK and its Affiliates.

1.51 “NSAID” means non-steroidal anti-inflammatory drug, [*                                                                 *].

1.52 “Other Marketed Product” means any Other Product where the [*                                                             *] of such Other Product [*                                                             *] of such Other Product.

1.53 “Other Novel Product” means any Other Product where [*                                                             *] of such Other Product [*                                                                                  *] of such Other Product.

1.54 “Other Product” means any product, other than MT 400, containing (a) Sumatriptan or Naratriptan on the one hand, and any NSAID on the other hand, or (b) any [*                                                                                 *].

1.55 “Patent” means: (a) an unexpired patent which has not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof; and (b) pending patent applications, including without limitation any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof.

1.56 “Phase III Clinical Trial” means a clinical trial in human beings, conducted in accordance with 21 C.F.R. 312.21(c), that is conducted after preliminary evidence suggesting effectiveness has been obtained, that is of appropriate size and design to establish that a pharmaceutical product is safe and effective for its intended use, to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Final Regulatory Approval of such pharmaceutical product. The Phase III Clinical Trials for a Collaboration Product will be identified as such in the applicable Development Plan.

1.57 “POZEN Development Activities” has the meaning set forth in Section 3.2.

1.58 “POZEN Inventions” means an Invention conceived and reduced to practice by POZEN throughout the course of conducting the Development Program during the Term (whether or not patentable) necessary or useful to discover, develop, make, use or sell any Product, including any new or improved formulation, or method of manufacture or use, of any Product.

1.59 “POZEN Know-How” means, to the extent necessary or useful for purposes of the development, manufacture, use or sale of any Product, Know-How that POZEN Controls as of the Effective Date or at any time during the Term, other than such Know-How which is or becomes the subject of a POZEN Patent or of a provisional or filed POZEN patent application.

1.60 “POZEN Patents” means all Patents Controlled by POZEN in the Territory during the Term that would be infringed, in the absence of a license, by the manufacture, use, sale, offer for sale or importation of a Product, including without limitation any Patents that claim POZEN Inventions. The POZEN Patents as of the Execution Date are listed on Exhibit A attached to this Agreement. During the Term, POZEN will update Exhibit A with regard to other POZEN Patents that are included within this definition as they are identified.

1.61 “POZEN Technology” means the POZEN Know-How and the POZEN Patents.

1.62 “Presentation” means the method of administration of a pharmaceutical substance into the human body, including solid oral (including tablets, capsules, gelcaps and caplets), other oral (including suspension and solution), parenteral (including intramuscular, subcutaneous and intravenous), suppository or intranasal.

1.63 “Product(s)” means: (a) MT 400 and (b) any Other Product.

1.64 “Product Failure” means the failure of the Lead Product to meet the primary endpoints of any Phase III Clinical Trial necessary for NDA Approval as described in the Development Plan.

1.65 “Product Labeling” means (a) the full prescribing information for any Collaboration Product, as approved by the FDA, including any required patient information; and (b) all labels and other written, printed or graphic matter relating to a Collaboration Product itself (or a component thereof) or any container, wrapper or any package insert utilized with or for any Collaboration Product required to be approved by the FDA, in each case solely to the extent required for commercial launch.

1.66 “Product Launch Timeline” has the meaning set forth in Section 5.2.

1.67 “Product Specific Improvements” means any claim in a GSK Patent the practice of which would infringe at least one of the POZEN Patents, and any GSK Know-How that is necessary for the practice of such GSK Patents. Product Specific Improvements do not include any GSK Formulation Technology.

1.68 “Project Activities” means any activities performed by POZEN in connection with (a) MT 400 and not otherwise described as POZEN Development Activities in the Initial Development Plan (including, activities undertaken in connection with any Material Amendment or Regulatory Amendment); (b) any Other Product substituting MT 400 as the Lead Product subject to the terms of Section 3.3(b); or (c) an Other Product.

1.69 “Project Costs” means POZEN’s direct and indirect costs and expenses incurred in carrying out its responsibilities in connection with activities conducted by it in connection with any Project Activities, calculated in accordance with generally accepted accounting principles consistently applied and POZEN’s cost accounting systems. Project Costs include, without limitation, POZEN FTEs at the FTE Rates and all reasonable, documented out-of-pocket costs, such as materials and outside services, attributable to development of any Collaboration Product.

1.70 “Promotional Materials” means all written, printed, graphic, electronic, audio or video matter, including but not limited to journal advertisements, sales visual aids, leave-behind items, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings, broadcast advertisements, and sales reminder aides (for example, note pads, pens and other such items) intended for use or used by a Party in connection with any promotion of any Collaboration Product by or on behalf of a Party.

1.71 “Regulatory Amendment” has that meaning ascribed to such term in Section 3.2(b) below.

1.72 “Strategic Plan” means the first plan describing the commercialization strategy for a Lead Product.

1.73 “Sumatriptan” means the chemical compound known as sumatriptan, whose more specific chemical name is 1H-Indole-5-methanesulfonamide, 3-(2-(dimethylamino)ethyl)-N-methyl, its prodrugs and metabolites, and all esters, salts, hydrates, solvates, polymorphs and isomers thereof.

1.74 “Term” has the meaning set forth in Section 12.1(a).

1.75 “Territory” means the United States and Puerto Rico.

1.76 “Third Party” means any entity other than POZEN or GSK or an Affiliate of either of them.

1.77 “Valid Claim” means any claim contained in (a) an issued and unexpired Patent included within POZEN Technology which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise or (b) a patent application encompassed within the POZEN Technology, such that the claim at issue has been under examination for less than five (5) years in any country in the Territory.

2. GRANT OF RIGHTS.

2.1 License to GSK.

(a) Subject to the terms of this Agreement, POZEN hereby grants to GSK an exclusive, royalty-bearing license under the POZEN Technology to make, use, offer to sell, sell and import Products in the Field in the Territory.

(b) Subject to the terms of this Agreement, POZEN hereby grants to GSK a non-exclusive, royalty-bearing license under the POZEN Technology to make, have made and export to the Territory (but not register or Commercialize) Collaboration Products outside the Territory for sale exclusively inside the Territory. During the Term, GSK covenants and agrees that it will not register or Commercialize, or license or grant rights to any Third Party to register or Commercialize outside the Territory any Collaboration Product that is manufactured by or on behalf of GSK outside the Territory for sale exclusively inside the Territory. The Parties agree that sales by a GSK Affiliate to another GSK Affiliate in accordance with Section 2.1(a) are permitted under this Section 2.1(b).

(c) The licenses granted under this Section 2.1 are non-sublicensable by GSK or its Affiliates (except for sublicenses granted to POZEN upon the exercise of its Co-Promotion Option); provided, however, that (i) GSK may enter into sublicenses with its Affiliates at any time without the consent of POZEN and (ii) GSK may engage its Affiliates or a Third Party contractor to conduct activities for the purpose of developing and Commercializing Products in the Territory on behalf of GSK at any time without the consent of POZEN, subject to Section 14.1. Notwithstanding the foregoing, the Parties agree that subject to the provisions of Section 2.2 below, POZEN may use itself (or a Third Party may use solely on POZEN’s behalf) the POZEN Technology to develop, make, have made, use and export, but not register or Commercialize, Products in the Territory for sale exclusively outside the Territory. Any sublicense grant made to an Affiliate hereunder will be made subject to the terms of this Agreement and any action or omission by such sublicensee that would, if committed by GSK, constitute a breach of this Agreement, will be deemed a breach of this Agreement by GSK. GSK will impose on any sublicensee obligations corresponding to GSK’s obligations hereunder.

2.2 Limitation of Rights outside the Territory.

(a) During the Term, POZEN will not develop, market, register, sell or otherwise Commercialize, nor license or grant rights to a Third Party to develop, market, register, sell or otherwise Commercialize in any country outside the Territory, [*                                    *] pursuant to Section [*                                    *].

(b) During the Term, POZEN will not develop, market, sell or otherwise Commercialize, nor license or grant other rights to a Third Party to develop, market, sell or otherwise Commercialize in any country outside the Territory any [*                            *]. In such a case the Parties agree to [*                                                                         *] after the [*                            *] of the [*                                                              *].

(c) During the Term, POZEN covenants and agrees that it will not register or Commercialize, or license or grant rights to any Third Party to register or Commercialize in the Territory any product containing MT 400 that is manufactured by or on behalf of POZEN in the Territory for sale exclusively outside the Territory, unless and until another Lead Product substitutes MT 400 pursuant to Section 3.3.

2.3 OTC Right of First Negotiation.

(a) During the Term, GSK will have an exclusive right of first negotiation to expand the Field for a Collaboration Product to include a non-prescription, over-the-counter dose as set forth in this Section 2.3. At any time during the Term, GSK may notify POZEN in writing of GSK’s desire to develop and Commercialize or have developed and Commercialized a non-prescription, over-the-counter dose of a Collaboration Product. Promptly after any such notice, the Parties will commence good faith negotiations of the terms upon which they would be willing to expand the Field for such Collaboration Product to include non-prescription, over-the-counter therapeutics and will continue such negotiations for a period of [*                                    *].

(b) Subject to subsection (c) below, POZEN covenants and agrees that during the Term it will not [*                                 *] (i) a [*                                                         *], as the case may be, [*                                                 *], (ii) an [*                                                                 *], or (iii) [*

                                                                                      *]. For the avoidance of doubt, nothing in this Agreement will prevent or limit POZEN from (i) [*                                                                                                                  *] or (ii) [*                                                                              *] subject to subsection (c) below; or (iii) [*                                                                                      *] so long as [*                                                                 *] are not contrary to the rights granted to [*                    *] hereunder.

(c) Each Party covenants and agrees that during the Term it will notify the other Party in the event it becomes aware of either an OTC Approval Event or the existence of a formal development program by a Third Party of an OTC Product. At any time following the delivery of the foregoing notice, POZEN will notify GSK if it wishes to commence negotiations to expand the Field to include “non-prescription, over-the-counter therapeutics” and, unless GSK notifies POZEN of its intent not to negotiate regarding such Field expansion or fails to provide such notification within [*                            *], the Parties thereafter will promptly commence good faith negotiations for such expansion upon the receipt of any such notice for a period of [*                *] (the “Negotiation Period”). If the Parties fail to agree on the terms for any such Field expansion prior to the termination of the Negotiation Period or if GSK does not agree to engage in negotiations with POZEN regarding such Field expansion, then POZEN will be free after the OTC Approval Event to register and Commercialize a GSK OTC Product alone or with or through a Third Party; provided, however, that if GSK engaged in good faith negotiations under this subsection and the Parties are unable to execute an agreement prior to the termination or expiration of the Negotiation Period, POZEN will not, for a period of [*                            *] from the termination or expiration of the Negotiation Period, enter into a license or other agreement with a Third Party providing for the commercialization of a GSK OTC Product on terms which are in the aggregate less favorable to POZEN than the last bona fide offer made in writing by POZEN to GSK (an “Alternative Agreement”). If POZEN desires to enter into an Alternative Agreement with a Third Party during such [*                            *] period, then it will first offer the terms and conditions of the Alternative Agreement to GSK and give GSK the right to enter into a definitive agreement with POZEN upon such terms and conditions within [*                            *] from the date of such offer. If GSK does not enter into a definitive agreement having the terms and conditions of the Alternative Agreement within such period, then POZEN will be free to enter into the Alternative Agreement with the Third Party upon the terms and conditions of the Alternative Agreement.

2.4 License to POZEN.

(a) GSK Technology. Subject to the terms and conditions of this Agreement, GSK hereby grants to POZEN a worldwide, royalty-free license, with the right to grant and authorize the grant of sublicenses to its Affiliates or Third Party contractors, under the GSK Patents and GSK Know-How to develop, make and use Products solely in connection with POZEN’s performance of its activities under the Development Program.

(b) Product Specific Improvements. Subject to the terms and conditions of this Agreement, GSK hereby grants to POZEN a non-exclusive, royalty-free license, with the right to grant and authorize the grant of sublicenses, under any Product Specific Improvements: (i) to develop, make, have made, use and export (but not register or Commercialize) products inside the Territory for sale exclusively outside the Territory and (ii) to develop, make, have made, use, sell, offer for sale and import/export products outside the Territory.

(c) Sublicenses. If POZEN sublicenses any right granted to POZEN under this Section 2.4, such sublicense will be made subject to the terms of this Agreement and any action or omission by such sublicensee that would, if committed by POZEN, constitute a breach of this Agreement, will be deemed a breach of this Agreement by POZEN. POZEN will impose on any sublicensee obligations corresponding to POZEN’s obligations hereunder.

2.5 No Implied Licenses. No right or license under any intellectual property right Controlled by either Party is granted or implied except as expressly granted in this Agreement. Except for the rights specifically granted in this Agreement, each Party expressly reserves all rights Controlled by it or its Affiliates to all its products and intellectual property, and reserves the right to utilize or allow Third Parties to utilize such products and intellectual property rights in any manner not inconsistent with the terms of this Agreement.

2.6 Covenants. Each Party covenants and agrees that it and its Affiliates will not use or practice the intellectual property rights licensed under this Agreement except as expressly permitted by this Agreement and each Party further agrees that any use or practice of the intellectual property rights licensed under this Agreement except as expressly permitted by this Agreement that results in material harm to the other Party will constitute a material breach of this Agreement. Notwithstanding the foregoing, each Party covenants and agrees to cease any non-permitted use and to take all actions necessary to assign to the other Party any inventions made through use or practice of such Party’s intellectual property rights outside the scope of the license rights granted hereunder.

2.7 Certain Regulatory Filings. Except with respect to the obligations provided for in this Section 2.7, Section 3.4(c), Section 9.6, Article 10, Article 11, Article 13 and Article 14 (and Section 12.5 in respect of the survival of the foregoing provisions), the Parties acknowledge and agree that this Agreement will not become effective until such date as the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the “HSR Act”), has expired or otherwise terminated, (the “Effective Date”). Each Party will cooperate with the other and use its commercially reasonable efforts to make any initial filings required under the HSR Act and subsequent filings required in the event that a Second Request is received under the HSR Act (a “HSR Second Request”). Upon the date [*                        *] following the receipt of a HSR Second Request, the obligations of the Parties under this Agreement will terminate and no longer be in force in effect unless the Parties mutually agree otherwise in writing. In the event (i) the Agreement is terminated after the expiration of such [*                    *] period pursuant to this Section 2.7; (ii) the Federal Trade Commission (the “FTC”) declines to grant approval for the Agreement to become effective; or (iii) GSK discontinues seeking FTC approval for the Agreement after receipt of a HSR Second Request (in which case it will promptly provide notice of which to POZEN), then GSK will [*                                                                                                                                                                    *]. Upon the occurrence of events described in the preceding clause (i) or (ii) or any notification by GSK pursuant to the preceding clause (iii), the obligations of the Parties under this Agreement effective as of the Execution Date will terminate and be of no further force and effect, except for [*                                                     *] under this Section 2.7, Article 11 (other than Section 11.6 and Section 11.7) and Article 14.

3. PRODUCT DEVELOPMENT.

3.1 General. During the Term, POZEN will be solely responsible for, and will bear all costs and expenses associated with, the pre-commercialization development and regulatory registration of the Lead Product in the Territory, except as otherwise provided in this Agreement. During the Term, GSK will be solely responsible for, and will bear all costs and expenses associated with, the post-approval development of Collaboration Products, the development of Other Products, and the manufacturing and Commercialization of the Collaboration Products in the Territory, except as otherwise provided in this Agreement. In addition, GSK will be responsible for developing the Formulation. All activities conducted by POZEN and GSK in connection with the development of the Lead Product will be undertaken in accordance with the Development Plan. POZEN agrees not to conduct (nor license or grant rights to a Third Party to conduct) any studies in [*                                                                                                              *] pursuant to Section [*                 *].

3.2 Development Program and Plan.

(a) The Development Program for the solid oral dose of MT 400 in the Dosage Strength will be performed by POZEN and GSK in accordance with the Development Plan. The Parties agree and acknowledge that the Development Plan integrates the pre-clinical and clinical development activities relating to the solid oral dose of MT 400 in the Dosage Strength to be performed by POZEN during the Term (such activities referred to herein as the “POZEN Development Activities”) and the development of the solid oral dose of the Formulation of MT 400 in the Dosage Strength and provision of Clinical Trial Materials to be performed by GSK (such activities referred to herein as the “GSK Development Activities”). The Development Plan includes an overall timeline of the estimated target dates for completing the various development tasks described within the Development Plan (the “Development Timeline”) with such timeline comprising the timeline for the GSK Development Activities (the “Formulation Development Timeline”) and the POZEN Development Activities (the “POZEN Development Timeline”). Promptly following the Effective Date, the Parties agree that the Joint Project Team will (i) [*                                                     *] this Agreement [*                                                                 *]; and (ii) [*                                                                             *] in accordance with Section [*                                                                                      *], each subject to Section [*                                                                                      *]. The Parties agree and acknowledge that commencement of the POZEN Development Activities [*                                                                                 *] (in accordance with Section [*                                *]) and that subsequent POZEN Development Activities will [*                                                                                                              *]. The Parties agree and acknowledge that the Development Plan, POZEN Development Activities, GSK Development Activities, Development Timeline, Formulation Development Timeline and the POZEN Development Timeline apply only to the solid oral dose of MT 400 in the Dosage Strength, but that the foregoing terms will be used herein to also apply mutatis mutandis to any Other Product in the event that the Parties substitute the solid oral dose of MT 400 in the Formulation as the Lead Product in accordance with Section 3.3.

(b) The Parties will work together, through their participation on the Joint Project Team, to evaluate from time to time in light of then-current circumstances the status of the Development Program and progress compared to the Development Timeline and the

Formulation Development Timeline. Either GSK or POZEN may propose modifications to the Development Plan which will be discussed by the Joint Project Team. Any modification to the Development Plan proposed by either Party (except for Regulatory Amendments (defined below)) that will [*                                                                                              *] (each, a “Material Amendment”) will require the requesting Party to demonstrate that the [*                                                                                                                                                                *] associated with such proposed Material Amendment. Each Material Amendment will require the unanimous approval of the Joint Project Team prior to implementation by POZEN and any dispute regarding Material Amendments will be subject to the procedures described on Schedule 4.5. The Joint Project Team also will review and consider any modifications to the Development Plan suggested or required by the FDA (each, a “Regulatory Amendment”) and POZEN will amend the Development Plan as necessary to incorporate feedback from the FDA on the Development Program and to comply with any legal requirement or formal action imposed by the FDA. If GSK disagrees with any such Regulatory Amendment, then such dispute will be subject to the procedures described on Schedule 4.5. Notwithstanding anything to the contrary herein, POZEN will have the right, at its discretion, to continue or suspend its performance of its obligations under the Development Plan for the time period of any dispute between the Parties regarding an amendment to the Development Plan only with respect to [*                                        *], and will continue its performance of its obligations under the Development Plan for the time period of any dispute with respect to any Material Amendment or suggested Regulatory Amendment, unless otherwise agreed by the Parties. The Parties will agree in advance on an anticipated budget for any Material Amendment and Regulatory Amendment. The Parties acknowledge that such [*                                                                                                                          *], resulting from the [*                                                                                                              *] of the [*                                                                                              *] with an [*                                                                                 *] of such [*                                                                                                                                    *] and that such [*                                                                                                                                                                        *] of this Agreement. [*                                                                                                                                                                        *], it being understood that [*                                                                                                                                                                                                                         *].

(c) Promptly following the Effective Date, the Joint Project Team will meet to review the proposed clinical trial protocol applicable to MT 400 and POZEN will use its commercially reasonable efforts to submit such protocol to the FDA and arrange a meeting (either in person or by other appropriate means) with representatives of POZEN, GSK and the FDA, in accordance with the FDA’s Guideline for Special Protocol Assessment. Each Party will cooperate with the other and use its commercially reasonable efforts in connection with such meeting as necessary and consider any changes to the protocol proposed by the FDA.

3.3 Substitution of Lead Product.

(a) GSK may request in writing that an Other Product (in lieu of a solid oral dose of MT 400 in the Dosage Strength) be designated as a new Lead Product at any time prior to the date that is [*                                              *] as the Lead Product if it is Commercially Reasonable to do so. Promptly upon receipt of such request, the Joint Project Team will meet to discuss such substitution and to establish a Development Plan and Development Timeline for such Lead Product. If the Joint Project Team cannot reach consensus on such substitution and Development Plan within 60 days, the matter will be subject to the dispute resolution process provided in Section 13.1(a). If after the completion of such process, the Parties are still unable to agree, the final decision on the matter will be made by the GSK members of the Joint Project Team. GSK will have the right to substitute the Lead Product only once.

(b) In connection with the designation of an Other Product as a Lead Product in accordance with this Section 3.3, [*                                                                         *] under this Agreement [*                                                                                                           *] in accordance with the terms of this Agreement and the [*                                             *] this Agreement [*                                                                                                                                               *] described in Section [*                                                 *]; provided, however, that the Parties [*                                                                                                                                                            *] terms and conditions of this Agreement [*                                                                                                                                                             *]. The Parties will agree through the Joint Project Team in advance on an [*                                                                                                          *], it being understood that [*                                                                                                                                                            *]. The Parties will create a new Development Plan for the new Lead Product (and all plans and timelines referenced in Section 3.2(a)) and will amend this Agreement as necessary if the Parties substitute the Lead Product in accordance with this Section 3.3.

(c) If a Product Failure has not occurred and GSK has elected to substitute the Lead Product, upon receipt of the substitution request from GSK pursuant to subsection (b), then with regard to MT 400 and effective as of the date of such receipt (the “Substitution Date”):

(i) the licenses and rights granted by POZEN under this Agreement will terminate immediately as to MT 400 and revert to POZEN (and the definition of “Product” will automatically be amended to exclude MT 400 thereafter);

(ii) GSK will promptly transfer and deliver to POZEN all (A) GSK’s then-current MT 400 supply, if any, (including, without limitation, all Clinical Trial Materials), and (B) all documented GSK Know-How concerning MT 400 then in GSK’s possession or control (including, without limitation, all data from non-clinical and clinical studies, CMC-related information and Formulation information).

(iii) Effective upon the Substitution Date,

(1) [*                                                                                                                                                       *]

(2) [*                                                                                                                                                                             *] under this Agreement. In the event [*                                                                                                                                                                                    *] under this Agreement [*                                                                                                                                                                                             *] in this Section 3.3(c)(iii)(2) will [*                                                                                                               *]. The [*                                                                                                                                                                                                                                              *].

(3) Any sublicense of a right granted to POZEN under this Section 3.3(c) will be made subject to the terms of this Agreement and any action or omission by such sublicensee that would, if committed by POZEN, constitute a breach of this Agreement, will be deemed a breach of this Agreement by POZEN. POZEN will impose on any sublicensee obligations corresponding to POZEN’s obligations hereunder.

(iv) GSK will assign to POZEN, to the extent fully assignable and at POZEN’s request, GSK’s rights in any or all Third Party agreements for licenses, services or supplies necessary for the development or Commercialization of MT 400, including, without limitation, any agreements with a Third Party regarding the GSK Formulation Technology. To the extent that any agreement is not fully assignable by GSK, then such agreement will not be assigned, and upon the request of POZEN, GSK will cooperate in good faith and use commercially reasonable efforts to allow POZEN to obtain and to enjoy the benefits of such agreement in the form of a license or other right to the extent held by GSK subject to such Third Party’s rights.

(v) Upon the request of POZEN to be provided as soon as practicable following the Substitution Date (and made one-time only), GSK will supply POZEN with Clinical Trial Materials in the Dosage Strength for MT 400 in a quantity requested by POZEN sufficient to complete the Development Plan for MT 400. GSK will supply such Clinical Trial Materials to POZEN pursuant to the terms of Section 3.6, except that GSK will deliver to POZEN such Clinical Trial Materials as soon as practicable using Commercially Reasonable Efforts and POZEN will pay GSK for such Clinical Trial Materials at a price equal to [*                                                                                                               *] (plus the costs of freight from the GSK facility to the POZEN-designated facility) for the purpose of conducting clinical trials; provided, however, GSK will not be obligated to supply such Clinical Trial Material for a Collaboration Product that has suffered a Product Failure.

(d) In the event a Product Failure has occurred, then GSK may exercise its right to substitute an Other Product as the new Lead Product within 30 days following the date of such Product Failure in accordance with the terms and conditions of Section 3.3(a); provided, however, that in the event an Other Product is not designated as the Lead Product by GSK within 90 days from the date of the Product Failure, then POZEN may terminate this Agreement upon the expiration of the foregoing period without further notice to GSK; further, provided, that in the event that any Other Product is not designated as the Lead Product by the Parties under this Section 3.3, the rights and obligations of the Parties under Section 3.3(c) will not apply, unless otherwise agreed in writing by the Parties.

(e) In the event rights to MT 400 revert to POZEN as provided under Section 3.3(c) as the result of a decision by the GSK Global Safety Board that GSK cannot continue development of MT 400 and an election by GSK to substitute an Other Product (in lieu of MT 400) as the new Lead Product, GSK will not make the transfers, assignments or deliveries or take other actions described in Sections 3.3(c)(ii) and 3.3(c)(v) above and Section 3.3(f) below will not apply.

(f) In connection with any supply or transfer of Clinical Trial Materials or commercial supply of MT 400 under this Section 3.3 and for so long as GSK supplies any of the foregoing to POZEN or POZEN is using such Clinical Trial Materials or selling such commercial supply of MT 400, [*                                                                                          *]. Upon the expiration of such right, POZEN will send written notice to such effect to the FDA. If POZEN elects to continue any ongoing studies using Sumatriptan or Clinical Trial Material supplied by GSK, GSK will continue to support CMC aspects of the respective IND with appropriate documentation in order to allow completion of any such studies. The foregoing in no way is meant to confer any rights or create any implied licenses to POZEN to subsequently Commercialize MT 400 using Sumatriptan or commercial supply prior to expiry of the GSK Sumatriptan Patents (absent a license from GSK or right to such supply, as otherwise provided for under this Agreement).

3.4 Development Activities.

(a) POZEN will be responsible for undertaking the POZEN Development Activities and will use Commercially Reasonable Efforts to perform the POZEN Development Activities in accordance with the POZEN Development Timeline. The Joint Project Team will monitor each Party’s respective obligations and progress towards achieving the goals set forth in the Development Plan. POZEN may outsource the performance of any part of the POZEN Development Activities subject to Section 14.1. If POZEN elects to outsource the performance of any part of the POZEN Development Activities, POZEN will notify GSK in writing regarding the nature of such proposed activities. After receiving such notice, GSK may provide POZEN feedback regarding such activities.

(b) GSK will be responsible for undertaking the GSK Development Activities and will use Commercially Reasonable Efforts to perform the GSK Development Activities in accordance with the Formulation Development Timeline. The Joint Project Team will be responsible for monitoring the achievement of the Formulation Development Timeline.

(c) Promptly after the Execution Date and subject to the terms of Article 11 below, GSK will disclose to POZEN [*                                                                                                                                                                                *] to the extent known by GSK. POZEN will limit access to such information to those employees (or legal counsel subject to confidentiality obligations no less rigorous than those contained herein) that have a need to know. POZEN may reasonably request additional materials and information relating to the foregoing and will engage in an evaluation of the Formulation based upon the information disclosed by GSK.

(d) POZEN may raise any concerns it may have regarding the Formulation at the Joint Project Team meetings and the Parties will work in good faith to address such concerns. POZEN may request that the Joint Project Team develop a course of action to achieve the Formulation Development Timeline if it determines that such timeline may be subject to delay for any reason. Promptly upon such request, the Parties will share information regarding the status of GSK’s development of the solid oral dose of the Formulation and the Joint Project Team will consider whether alternative actions should be implemented by the Parties (including the cooperation between the Parties to pursue a parallel formulation effort) taking into account the scientific evidence then available and the best interests in the timely development of MT 400 in accordance with the Development Plan.

(e) At any time after the Effective Date if GSK determines that it must acquire rights to any intellectual property Controlled by a Third Party in order to practice the

Formulation it will promptly send written notice to POZEN to that effect. GSK will use commercially reasonable efforts to negotiate rights to such Third Party technology that include the right to sublicense such technology to POZEN as otherwise provided herein. If GSK is unable to secure such sublicense rights or if in order to secure such sublicense rights, the total consideration for acquiring such sublicense rights would be materially higher than if GSK did not acquire such sublicense rights, GSK promptly will send written notice to POZEN to that effect. Within 30 days of receipt of such notice, [*                                                 *]. If [*                                                                                          *]. If [*                                                                                                                      *] under this Section 3.4(e) if [*                                                                     *].

(f) GSK may outsource the performance of any part (but not all) of the GSK Development Activities. If GSK elects to outsource the performance of any of the GSK Development Activities, it will notify POZEN in writing regarding the nature of such proposed activities. After receiving such notice, POZEN may provide GSK feedback regarding such activities.

3.5 Regulatory.

(a) IND and NDA. In accordance with the provisions of Section 6.1 below, POZEN will prepare and file, in its own name and at its own expense, the IND and NDA for the Lead Product, and any other regulatory filings in the Territory necessary to obtain NDA Approval for the Lead Product. GSK will assist POZEN, with the preparation of any regulatory filings, including granting POZEN rights of reference (and a letter of authorization to FDA to that effect) to any GSK IND or NDA pertaining to sumatriptan for the sole and limited purpose of enabling and supporting the FDA’s review of the NDA for the Lead Product. GSK also will (i) provide POZEN with data and reports resulting from the GSK Development Activities (including any activities regarding manufacturing scale-up and information related to the Lead Product) and (ii) prepare the CMC portion of the NDA and IND as required for registration of the Lead Product in the Territory as described in the GSK Development Activities, including, without limitation, revisions to such filings based upon any interactions with the FDA from time to time at POZEN’s request and as may be reasonably necessary to obtain approval of such regulatory filings. After Final Regulatory Approval is obtained for the Lead Product [*                                                                                          *] as provided in Section [*                        *], ownership of the NDA and all other regulatory filings for the Lead Product in the Territory, will be assigned by POZEN to GSK at no additional charge to GSK. At GSK’s request POZEN will take such steps, including submission of appropriate correspondence to FDA, as are necessary to effectuate the assignment.

(b) Additional Regulatory Filings. GSK will have the exclusive right to prepare and file, in its own name and at its expense, any additional regulatory filings for the Collaboration Products in the Territory, including, without limitation, any filings relating to label expansions for any such Collaboration Product.

(c) Adverse Event Reporting. GSK will be responsible for all reporting of adverse events with respect to each Collaboration Product to the Regulatory Authorities in the Territory and POZEN will be responsible for all reporting of adverse events with respect to any Products developed by POZEN in the Territory for sale outside the Territory in accordance with the terms of this Agreement or other products developed or commercialized by POZEN outside the scope of this Agreement; provided, however, that until the NDA for the Lead Product is transferred to GSK, POZEN will be responsible for all reporting of adverse events with respect to the Lead Product to the Regulatory Authorities in the Territory. To the extent either Party receives any information regarding serious adverse drug events related to the use of a Product, whether such use is within or outside of the Territory, such Party will promptly provide the other Party with such information in accordance with the terms of a Safety Data Exchange Agreement mutually acceptable to the Parties to be entered into within 60 days of the Effective Date. To the extent POZEN is required to report adverse events encountered with a Product in connection with POZEN’s activities inside or outside the Territory, POZEN will be entitled to report such adverse events, but prior to doing so, will give GSK as much advance warning of such report as is reasonably possible, and POZEN will report such adverse events inside or outside the Territory in a manner which is consistent with the reporting of adverse events for the Territory.

(d) Safety Concerns. GSK will provide notice to POZEN and the Joint Project Team promptly upon the taking of any action by an employee or agent of GSK to seek review by the GSK Global Safety Board in respect of any proposed or on-going clinical study proposed to be conducted or conducted pursuant to this Agreement. Each Party will co-operate with the other Party in the preparation of such review. GSK will provide to POZEN and the Joint Project Team copies of any submissions made to the GSK Global Safety Board and will use its good faith efforts to include a representative of POZEN in preparing any submissions to the GSK Global Safety Board and allowing such representative to observe any related proceeding held by the GSK Global Safety Board where such Board will make any final determination in respect of the matters covered by this Section 3.5(d); provided such attendance is in the discretion of the chairman. GSK will have the right to determine that a [*                                                                                                                                            *] pursuant to this Agreement [*                                                                             *] in accordance with this Section 3.5(d) [*                                                                                   *] under 21 C.F.R. Section 312.32(c), as amended, or [*                                                                         *]. Any such determination by the GSK Safety Board will be made in good faith using scientific and medical criteria and available information derived from pre-clinical and clinical studies conducted pursuant to this Agreement and will not include the consideration of commercial factors. Promptly upon a request by GSK to [*                                                                                                           *] under this Section 3.5(d), [*                                                                              *], as applicable, such clinical study in a manner consistent with over-all patient safety and representatives of the Parties will immediately meet to consider such determination. Within 45 days from such determination by the GSK Global Safety Board GSK may elect to substitute an Other Product (in lieu of a solid oral dose of MT 400 in the Formulation) as the new Lead Product pursuant to Section 3.3; provided, however, that absent any such timely election, or waiver by POZEN to the contrary, GSK will be deemed to have terminated this Agreement under Section 12.3 immediately upon the expiration of the foregoing 45-day period and without regard to the time period set forth in Section 12.3. For the avoidance of doubt, POZEN will be free to [*                                                         *] under this Section 3.5(d) in the event that GSK elects to substitute an Other Product (in lieu of MT 400) as the new Lead Product pursuant to Section 3.3 or this Agreement is deemed terminated pursuant to the immediately preceding sentence.

3.6 Supply of Collaboration Products and Clinical Trial Materials.

(a) Collaboration Products. GSK will assume all responsibility for manufacture and supply of the Collaboration Products for development and Commercialization in the Territory.

(b) Clinical Supply.

(i) GSK will supply POZEN at GSK’s expense with Clinical Trial Material in order for POZEN to perform the studies provided for in the Development Plan in accordance with this Section 3.6. GSK will manufacture and supply Clinical Trial Materials for clinical trials to be performed pursuant to the Development Plan in accordance with the Formulation Development Timeline or as the Parties may otherwise agree in writing.

(ii) GSK will supply POZEN with Clinical Trial Material in order for POZEN to perform any Project Activities required by the FDA or requested by GSK (“Additional CTM”). GSK will manufacture and supply such Additional CTM at GSK’s expense and in accordance with a delivery schedule as the Parties may jointly agree in writing.

(c) Packaging, Shipping and Delivery. GSK will fill, release, package and label such Clinical Trial Materials in final bottles or blisters (one dose per package or such other dose per package as agreed by the Joint Project Team to complete the Development Plan) using due care and in accordance with Applicable Laws and any specifications as the Parties may agree in writing. POZEN will be responsible for identification testing, randomization and clinical patient labeling of Clinical Trial Material supplied to POZEN in the final packaging. POZEN will complete such identification testing, randomization, and clinical patient labeling of Clinical Trial Materials as soon as practicable using Commercially Reasonable Efforts following receipt of the Clinical Trial Materials from GSK. GSK will ship the Clinical Trial Materials [*                *] (Incoterms 2000) to the facility as POZEN may designate to GSK by a common carrier designated by POZEN. Each shipment will be made generally in accordance with the Formulation Development Timeline and under the terms and conditions set forth in this Section 3.6 and the Development Plan. Each shipment will include (i) a certificate of analysis and any other release data customarily transferred by GSK in accordance with its usual practice. The remaining shelf life upon delivery will be not less than [*                            *] for Clinical Trial Materials. GSK will notify POZEN of the results of ongoing stability testing of the Clinical Trial Material by GSK.

(d) Insurance. GSK will obtain insurance for each shipment with coverage and deductibles consistent with industry standards, at its expense. Such insurance will designate GSK as the loss payee.

(e) Warranties. GSK hereby warrants that any Clinical Trial Materials provided by GSK to POZEN under this Agreement, at the time of delivery pursuant to Section 3.6(c): (i) will conform to the specifications for such Clinical Trial Materials as agreed by the Parties in writing; (ii) will have been manufactured and shipped to POZEN (or its designee) in accordance with cGMP, the IND for the applicable Collaboration Product and other Applicable

Laws; and (iii) will not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act, as amended (“FD&C Act”) (collectively, the “Warranties”).

(f) Remedies for Non-Conforming Clinical Trial Materials. In the event that POZEN determines that the Clinical Trial Materials do not conform with the Warranties in whole or in part, then GSK will promptly produce (at its cost) for POZEN sufficient quantities of Clinical Trial Materials to replace the non-conforming portion of such shipment of Clinical Trial Materials, in accordance with the provisions of this Agreement. In the event that the Clinical Trial Materials are rendered non-conforming to the Warranties by the action of POZEN or its agent following delivery as provided in Section 3.6(c), then GSK will produce (at POZEN’s cost) for POZEN sufficient quantities of Clinical Trial Materials to replace the non-conforming portion of such shipment of Clinical Trial Materials, in accordance with the provisions of this Agreement. The Parties agree that the foregoing remedy will be POZEN’s sole and exclusive remedy with regard to GSK’s failure to deliver Clinical Trial Materials that do not conform with the Warranties (in whole or in part); provided, however, that such remedy (i) will not be sole and exclusive (and will not otherwise limit POZEN’s remedies) in respect of GSK’s obligations to provide Clinical Trial Materials under other subsections of this Section 3.6 or any claim for indemnity brought by POZEN pursuant to Article 10 and (ii) will not otherwise limit Section 9.4.

(g) Audits and Inspections.

(i) A delegation consisting of a reasonable number of representatives of POZEN, no more than once per calendar year, will have the right to inspect and audit any GSK facility where the Clinical Trial Material and commercial supplies, including their active pharmaceutical ingredients, are manufactured, and the documentation generated in connection with the manufacture and testing of a Collaboration Product. Such inspections will take place during regular business hours and after 30 days prior notice to GSK. POZEN will discuss the results of any inspection with GSK. Any inspection by or on behalf of POZEN, if it occurs, does not relieve GSK of its obligation to comply with all Applicable Laws and does not constitute a waiver of any right otherwise available to POZEN.

(ii) GSK will notify POZEN promptly following notice from the FDA or any regulatory authority of a visit to any GSK facility where the Clinical Trial Material and commercial supplies are manufactured. A representative of POZEN will have the right to be present as a silent observer at any announced visits to GSK by any regulatory authority relating to the manufacture of a Collaboration Product. Furthermore, GSK will inform POZEN of the results of any inspection by a regulatory authority that does or could reasonably be expected to affect the manufacture of a Collaboration Product. GSK will promptly provide POZEN with copies of notifications from any regulatory authority (including, without limitation, any Form No. 483 notification, Enforcement Inspection Reports, Notice of Adverse Finding, etc.). POZEN will treat all information subject to review under this Section 3.6(g)(ii) in accordance with the provisions of Section 11 and will cause any Third Party auditor retained by POZEN (and reasonably acceptable to GSK) to enter into a reasonably acceptable confidentiality agreement with GSK obligating such auditor to maintain all such information in confidence pursuant to such confidentiality agreement.

(iii) The rights and obligations under this Section 3.6(g) will terminate at such time as POZEN assigns to GSK the NDA and IND pertaining to the Lead Product or other Collaboration Product pursuant to Section 3.5(a).

(h) In connection with any supply or transfer of Clinical Trial Materials under this Section 3.6 and for so long as GSK supplies any of the foregoing to POZEN or POZEN is using such Clinical Trial Materials, GSK will grant to POZEN rights of reference (and a letter of authorization to FDA to that effect) to any GSK IND or NDA pertaining to sumatriptan. Upon the expiration of such right, POZEN will send written notice to such effect to the FDA. If POZEN elects to continue any ongoing studies using Sumatriptan or Clinical Trial Material supplied by GSK, GSK will continue to support CMC aspects of the respective IND with appropriate documentation in order to allow completion of any such studies. The foregoing in no way is meant to confer any rights to POZEN to subsequently commercialize MT 400 using Sumatriptan or commercial supply prior to expiry of the GSK Sumatriptan Patents (absent a license from GSK or right to such supply, as otherwise provided for under this Agreement).

4. SCOPE OF COLLABORATION; GOVERNANCE.

4.1 Scope. GSK will be responsible for completing the GSK Development Activities as outlined in the Development Plan. POZEN will be responsible for completing the POZEN Development Activities as described in the Development Plan. GSK may in its discretion develop, register and Commercialize Other Products. GSK will have primary responsibility for the Commercialization of each Collaboration Product; provided that, subject to Section 5.3, POZEN may co-promote the Lead Product in the Territory under the circumstances provided in Section 5.3.

4.2 Joint Project Team. Within ten (10) days after the Effective Date, the Parties will establish a project team to review, coordinate and provide strategic direction to the non-clinical, CMC and other clinical and regulatory development of the Collaboration Products in the Territory and to approve the plans, budgets and allocation of responsibilities for such activities (the “Joint Project Team”). The Joint Project Team will be comprised of equal numbers of representatives of each Party, with each Party appointing four (4) representatives as members of the Joint Project Team. The Parties’ representatives for dispute resolution purposes as provided in Section 13.1 and Schedule 4.5 may not serve on the Joint Project Team. The Joint Project Team may change its size from time to time by mutual consent of its members; provided that each of GSK and POZEN at all times will have one (1) vote on any matter requiring the approval of the Joint Project Team. Each Party may replace its Joint Project Team representatives at any time upon written notice to the other Party. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the Joint Project Team as appropriate to provide input with respect to matters on the agenda. Non-member representatives will not have the power to vote on matters before the Joint Project Team. The Parties may rotate their respective representatives on the Joint Project Team to ensure that the Joint Project Team is comprised, at all times, of members whose backgrounds, experiences and expertise are appropriate in light of the progressive stages of development and commercial status of each Collaboration Product.

4.3 Responsibilities of the Joint Project Team. The Joint Project Team will perform the following functions:

(a) oversee and coordinate the Parties’ activities conducted in connection with the Development Program;

(b) review and approve the Development Plan and any updates and modifications thereto in accordance with Section 3.2;

(c) monitor progress towards achieving goals set forth in the Development Plan;

(d) address and attempt to resolve conflicts or disputes that may arise during the course of performing the Development Plan;

(e) oversee and provide input to POZEN’s efforts in the preparation and filing of regulatory filings and other matters pertaining to regulatory affairs relating to a Collaboration Product, and the manufacture and supply of each Product for sale in the Territory pursuant to Articles 3, 4, and 5; and

(f) serve as a forum for communication between the Parties for the activities performed pursuant to the Development Plan.

4.4 Joint Project Team Meetings. During the first six (6) months following the Effective Date, the Joint Project Team will meet no less frequently than once every month, and thereafter, in person (or by having certain representatives of the Parties participate by telephone where necessary) no less frequently than once every calendar quarter beginning on the Effective Date, unless otherwise agreed by the Parties. The members of the Joint Project Team may also convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Meetings of the Joint Project Team that are held in person will alternate between the offices of the Parties, or such other place as the Parties may agree. The members of the Joint Project Team will designate one (1) representative at each meeting to serve as secretary for such meeting, who will promptly prepare and distribute to the Parties written minutes summarizing the matters discussed and actions taken, if any, at such meeting. The meeting minutes will be approved by each of POZEN and GSK promptly following the applicable Joint Project Team meeting and will reflect any agreement or disagreement of the Parties with regard to the matters therein. The first meeting of the Joint Project Team will take place at the offices of one of the Parties within thirty (30) days of the Effective Date.

4.5 Decision-Making. The Joint Project Team will strive to reach consensus on matters over which it has authority; provided that any proposed amendments or modifications to the Development Plan will be made in accordance with Section 3.2. Subject to the foregoing and except as otherwise provided herein, if, at a meeting of the Joint Project Team, the Joint Project Team is unable to reach consensus on a particular issue, the members of the Joint Project Team will make good faith efforts to resolve such issue over the next thirty (30) days. If after thirty

(30) days such effort is unsuccessful, either Party may proceed with the dispute resolution mechanisms described in Schedule 4.5 attached hereto.

4.6 Limitations of Joint Project Team Powers. The Joint Project Team will have only such powers as are specifically delegated to it in this Agreement, and will have no power to amend this Agreement or waive a Party’s rights or obligations under this Agreement.

5. COMMERCIALIZATION.

5.1 General. During the Term, GSK will be solely responsible for, and will bear all costs and expenses associated with, the Commercialization of Collaboration Products in the Territory, subject to Section 5.3. The Lead Product will be the first Product Commercialized by GSK.

5.2 Commercialization Plans. GSK will use Commercially Reasonable efforts to Commercialize the Collaboration Products in the Territory. GSK will provide POZEN with a Strategic Plan and a Product Launch Plan (defined below) and Commercialization Plan summary for each Lead Product. GSK will provide POZEN with a Commercialization Plan summary for each Collaboration Product.

(a) Strategic Plan. GSK has delivered to POZEN as of the Effective Date the Strategic Plan for MT 400 in the Letter Agreement. The Strategic Plan for MT 400 sets forth the key commercial objectives and strategies for MT 400 for [*                                                  *] (collectively, the “Commercialization Objectives”).

(b) Product Launch Plan. Promptly following completion by GSK in accordance with its internal planning procedures (but in no event later than [*                                                                                  *], GSK will deliver to POZEN a comprehensive plan setting forth the approximate timeline for the Commercial Launch of the Lead Product (the “Product Launch Timeline”) and GSK’s goals and activities in respect of marketing, distribution, sales and other commercial activities relating to the Commercial Launch for the Lead Product in the Territory (the “Product Launch Plan”). The Product Launch Plan will be consistent with the Strategic Plan for such Lead Product and the achievement of the Commercialization Objectives for such Lead Product.

(c) Commercialization Plan. GSK will prepare an annual strategic and commercialization plan including a description of the marketing, distribution, Commercial Launch and sales plan for each Collaboration Product under development in the Territory and activities in respect of the Product Launch Timeline in the case of the Lead Product (the “Commercialization Plan”). The Commercialization Plan for the Lead Product will be consistent with the Strategic Plan, the Product Launch Timeline and the achievement of the Commercialization Objectives. GSK will provide POZEN with a summary of such Commercialization Plan as soon as practicable upon completion; provided; however, that GSK will only be obligated to provide to POZEN summary Commercialization Plans for the first three (3) years following Commercial Launch of a Collaboration Product and thereafter as requested by POZEN.

(d) Proposed Changes. GSK will notify POZEN in advance of any material modification to the Commercialization Plan made by GSK during a given calendar year. POZEN will have the opportunity to review and provide comments with respect to any proposed material modifications and will provide such comments to GSK within thirty (30) days following POZEN’s receipt of the proposed modifications. GSK will reasonably address and give good faith consideration to POZEN’s concerns and comments regarding any proposed material changes to the Launch Plan or Commercialization Plan; provided, however, that the decision with regard to such proposed changes will be made by GSK.

5.3 Co-Promotion.

(a) At any time during the Term, POZEN will have the option to co-promote the Lead Product in the Territory (the “Co-Promotion Option”) exercisable upon delivery of written notice to GSK. Such co-promotion arrangement will be under GSK’s management, in its discretion and [*                                                                          *]. If POZEN exercises its Co-Promotion Option, the Parties will commence good faith negotiations of a separate co-promotion agreement (the “Co-Promotion Agreement”) under which POZEN will co-promote the Lead Product in the Territory. The Co-Promotion Agreement will be executed by the Parties within a period of [*                         *] following POZEN’s notice of exercise of the Co-Promotion Option and will set forth the terms and conditions under which POZEN will co-promote the Lead Product, including POZEN’s right to co-promote to target physicians of its choice (except headache clinics that are GSK managed care contracting accounts), GSK will allow POZEN to attend [*                                                  *] training courses specific to the Lead Product (a schedule of which will be provided to POZEN and not including internal GSK sales meetings), a mutual non-solicitation provision, POZEN’s right to elect to discontinue its co-promotion efforts upon [*                                     *] to GSK, together with such additional and customary terms and conditions upon which the Parties may agree during the [*                                                                              *] period.

(b) If at any time during the Term, [*                                                                                                                           *]. The Parties agree and acknowledge that any such co-promotion activities will be made upon terms and conditions as agreed by the Parties.

(c) POZEN’s option to co-promote as described herein [*                                                                              *]. For purposes hereof, [*                     *], at any time, (i) the [*                                                                              *] (ii) the [*                                                                                                       *] or (iii) the [*                                                                              *] within the meaning of Section [*                     *] of the Securities Exchange Act of 1934, as amended.

5.4 Promotional Materials. GSK will prepare or have prepared, at its expense, Promotional Materials for each Collaboration Product Commercialized by GSK in the Territory. GSK will file all Promotional Materials with the appropriate Regulatory Authority as required by applicable law and regulations. GSK will own the copyright in all Promotional Materials and will make available to POZEN reasonable quantities of copies of the Promotional Materials from time to time as requested by POZEN for use internally. Unless otherwise agreed, POZEN will not use, copy or reference such materials in connection with Commercialization of the Product by POZEN. Any transfer of Promotional Materials by GSK to POZEN in response to a termination hereof will not include any rights to use the GSK Marks (defined below).

5.5 Training. GSK will supervise, train and maintain such competent and qualified sales representatives as may be required to promote and detail the Lead Product as provided in the Product Launch Plan and Commercialization Plan and in accordance with its customary practices as applied to its other comparable products. Notwithstanding the foregoing, GSK will not supervise the employees or agents of any contract sales organization or similar independent contractor it engages to promote the Lead Product; provided that it will remain responsible for the performance of its obligations hereunder in accordance with Section 14.1.

5.6 Trademarks.

(a) Trademarks. [*                     *] may select and use its own trademarks, in connection with the Commercialization of Collaboration Products under this Agreement (the “[*                                         *] Marks”). As between POZEN and GSK, [*                     *] will own all trademarks and any domain names incorporating such trademarks used by [*                     *] in connection with the Commercialization of Collaboration Products under this Agreement, and all goodwill associated therewith. [*         *] will not have, assert or acquire any right, title or interest in or to any of the [*                     *] Marks or make any use of the [*                     *] Marks, except as otherwise explicitly provided in this Agreement.

(b) Trade Dress, Logos, and the Like. [*             *] will have the right to select all trade dress, logos, slogans, designs and copyrights used on and in connection with the Collaboration Products in the Territory, and will, as part of [*                     *] annual updates to the Commercialization Plan pursuant to Section 5.2, keep [*             *] informed of [*             *] plans as regards such items. [*             *] will be the sole owner of all trade dress, logos, slogans, designs and copyrights specifically created by or on behalf of [*                     *] or used by [*                                         *] on or in connection with the Collaboration Products except as otherwise provided in this Agreement.

5.7 Transfers and Access.

(a) Transfer of POZEN Know-How. In consideration of the payments described in Section 7.1, within thirty (30) days following the Effective Date and to the extent it has not already done so, POZEN will provide to GSK copies of the following data and information Controlled by POZEN relating to MT 400: (i) patents and patent applications encompassed by the definition of POZEN Patents listed on Exhibit A (together with all correspondence concerning the prosecution thereof and any information or correspondence received by POZEN concerning the institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving the POZEN Patents in the Territory) and (ii) the development data with respect to MT 400 listed on Exhibit B.

(b) POZEN Development Activities. At each meeting of the Joint Project Team, POZEN will make a presentation summarizing the results of the POZEN Development Activities. GSK may reasonably request additional information and materials from POZEN in connection with such presentations, including the underlying data for such results and to consult with POZEN regarding the implementation of the POZEN Development Activities and the Development Plan. In addition, when the POZEN Development Activities have been completed, POZEN will provide GSK with a complete copy of the results of the POZEN Development Activities, any final reports describing such results, as well as the underlying data including a copy of the final authorized dataset including all data listings and tables.

(c) GSK Development Activities. At each meeting of the Joint Project Team, GSK will make a presentation summarizing the results of the GSK Development Activities. During the period between Joint Project Team meetings, POZEN may reasonably request additional information and materials from GSK reasonably related to the content of such presentations, including the underlying data for such results and to consult with GSK regarding the implementation of the GSK Development Activities and the Formulation Development Timeline. In addition, when the GSK Development Activities have been completed, GSK will provide POZEN with a complete copy of the results of the GSK Development Activities, any final reports describing such results, as well as the underlying data including a copy of the final authorized dataset including all data listings and tables. In order to facilitate the flow of information, GSK will permit one employee of POZEN to attend one scheduled meeting of the project team that is performing the GSK Development Activities per month.

(d) Access to Key Individuals. In addition to its participation on the Joint Project Team, POZEN will make reasonably available [*                     *] at POZEN’s facilities or by telephone or e-mail to GSK [*                                 *] following the Effective Date, its key employees (including but not limited to key manufacturing and development personnel) for purposes of consulting with GSK regarding the testing and manufacturing of the Lead Product, procuring of the registration of the Lead Product, and to enable it to use the POZEN Know-How in connection with the Lead Product. To the extent requested by GSK and not otherwise provided for in the Development Plan, POZEN will provide additional assistance in connection with the Development Program at its FTE Rate, on a schedule as may be mutually agreed by the Parties.

6. DILIGENCE.

6.1 Development.

(a) GSK will use Commercially Reasonable Efforts to perform the GSK Development Activities for the Lead Product and POZEN will use Commercially Reasonable Efforts to perform the POZEN Development Activities for MT 400 and any Other Product designated as a Lead Product subject to Section 3.3. POZEN will not conduct any activities in connection with the Collaboration Products in the Field for the Territory except as provided in the Development Plan or made in accordance with Section 3.2 or the implementation of the then-current Development Plan. Subject to Section 3.3, GSK may proceed with development of Other Products in it sole discretion and will have no specific diligence obligation with regard to Other Products except as otherwise provided herein.

(b) Within [*                                         *] after the later of (a) completion of the [*                                                                      *] and (b)

completion of [*                                                                                                                           *]. If GSK notifies POZEN of its [*                                                                                                       *] the terms of this Agreement [*                                                                                  *] in accordance with the terms hereof. If [*                                                                                  *] acknowledges that it [*                                                                                  *] as provided otherwise in this Agreement. If [*                                                              *] in accordance with Section [*                     *] of this Agreement [*                                                                                                                   *]. If [*                                                                                  *] this Agreement [*                                                                                                       *].

6.2 Commercialization.

(a) FDA Approval.

(i) Promptly following receipt by POZEN of a notice from the FDA indicating that the NDA as filed with respect to the Lead Product in the Territory is “approvable” for a particular product label, the Parties will meet to discuss whether or not such label is acceptable to both Parties. If the label proposed by the FDA is acceptable to both Parties, POZEN will proceed with the process of obtaining NDA Approval of the Lead Product under the terms of this Agreement.

(ii) If the product label for the Lead Product proposed by the FDA is not acceptable to one or both of the Parties, the Parties will discuss and agree on a product label that would be acceptable to both Parties, and thereafter jointly meet with the FDA to obtain information and guidance on whether such proposed product label can be obtained and on the activities required to obtain such product label. Based on such information and guidance from the FDA, the Parties will agree on a product label acceptable to both Parties (an “Acceptable Product Label”) and a plan of action and the timeline to obtain FDA approval for the Acceptable Product Label (a “Label Approval Plan”). The Parties will complete the preparation of the Label Approval Plan within a period not to exceed [*                             *] after POZEN has notified GSK of the receipt of the “approvable” notice from the FDA. Any such plan will be set forth in a separate written agreement by the Parties and incorporated as an amendment to this Agreement.

(iii) If the Parties [*                                                                                                                                            *] in accordance with the procedures described on [*                                                                                                       *]. The [*                                                                             *] will be [*                                                                                                                                     *].

(iv) If the [*                                                                                  *] this Agreement [*                                         *] pursuant to Section [*                     *]. If [*                                                                                                                   *] under the terms of this Agreement. For the avoidance of doubt, [*                                                                                                                           *] this Agreement in accordance with Section [*                     *] or [*                                                                          *] pursuant to Section [*                     *]; provided,

however, the [*                                                                                                       *] under Section [*         *] by [*                                                                                                                *].

(v) If the [*                                                                                                                           *] under the terms of this Agreement. So long as [*                                                                              *] pursuant to this subsection (v), [*                                                                       *] the Agreement pursuant to Section [*                                                                              *] or [*                                         *] pursuant to Section [*                                         *].

(b) Product Approval.

(i) If POZEN obtains NDA Approval for the Lead Product upon completion of the Label Approval Plan pursuant to Section 6.2(a)(iv) or (v) above with a product label for the Lead Product that is substantially similar in all material respects to the Acceptable Product Label which [*                                                                                  *] pursuant to [*                                     *], [*                                                                                  *] set forth in Section [*                                                                              *].

(ii) If POZEN obtains NDA Approval for the Lead Product upon completion of the Label Approval Plan pursuant to Section 6.2(a)(iv) above with a product label for the Lead Product that [*                                                                              *] pursuant to [*                                         *], the terms of Section 7.2 regarding the milestone payments will apply, and [*                                                                                  *] set forth in Section [*                                                                                       *] the provisions of said Section.

(c) Product Launch. Within [*                                 *] following NDA Approval for the Lead Product [*                                         *], GSK will notify POZEN in writing of [*                                                                                                                                                                     *], GSK will use Commercially Reasonable Efforts to initiate Commercial Launch of the Lead Product in the Territory as soon as commercially practicable after Final Regulatory Approval is granted, [*                                         *] (excluding delays not within GSK’s control, if any, related to manufacturing issues or the requirements of the FDA), in accordance with the Product Launch Plan and Commercialization Plan. [*                                                                              *], GSK will use its Commercially Reasonable Efforts in performing Commercialization activities with respect to a Product in accordance with Section 5.2 and the Product Launch Plan and Commercialization Plan. If [*                                                                                  *] in accordance with Section [*                                                              *] of this Agreement [*                                         *]. If [*                                                              *], then [*                                     *] this Agreement [*                                                                              *].

(d) Significance of Non-diligence. GSK and POZEN acknowledge that the market potential of the Lead Product would be severely compromised by a significant delay in executing the Initial Development Plan, Product Launch Plan and Commercialization Plan for the Lead Product and, therefore, GSK’s or POZEN’s failure to use Commercially Reasonable

Efforts to [*                                                                                  *] will constitute a material breach of this Agreement.

(e) Special Meeting of Joint Project Team. If a Party believes that the other Party has failed to comply with its diligence obligations under this Article 6 (a “Notifying Party”), then such Notifying Party may convene a special meeting of the Joint Project Team to discuss the matter (a “Special Meeting”) by written notice to the other Party (the “Receiving Party”). Such notice may include a general statement of the areas of concern to the Notifying Party. The Special Meeting will be convened not later than thirty (30) days after such notice is given. At the Special Meeting, the Joint Project Team will discuss the areas of concern to the Notifying Party and the additional actions (if any) the Receiving Party could take to address such concerns.

(f) Supplemental Plan. If, after a Special Meeting, the Notifying Party continues to believe that the Receiving Party is not meeting its diligence obligations pursuant to this Article 6 or if the Notifying Party wishes to formalize the Receiving Party’s commitment to take such additional actions (if any) discussed in the Special Meeting, then the Notifying Party may so notify the Receiving Party in writing. Within thirty (30) days after the date of any such notice, the Receiving Party will indicate in writing to the Notifying Party whether it agrees with the concerns of the Notifying Party. If the Parties disagree, then each Party may invoke the dispute resolution mechanism described in Article 13. If the Receiving Party agrees that additional actions need to be taken, the Receiving Party will provide the Notifying Party with a plan describing the actions that the Receiving Party proposes to take to meet such obligation. If the Notifying Party then notifies the Receiving Party in writing that the Notifying Party agrees that such plan describes actions sufficient to meet such obligation, then such plan will be a “Supplemental Plan” and the Receiving Party will carry out the actions described in such plan. Each Supplemental Plan will include a specific timeline for the Receiving Party to take the steps described in such Plan. If the Notifying Party disagrees with the Receiving Party as to the sufficiency of the actions described in such plan to meet such obligation, and the Parties are unable to resolve such disagreement within thirty (30) additional days, either Party may invoke the dispute resolution mechanisms described in Article 13. No Supplemental Plan will be deemed to constitute an amendment to this Agreement.

(g) Availability of Other Remedies. If the Parties agree on a Supplemental Plan, then so long as the Receiving Party complies with such Supplemental Plan, the Notifying Party will not have the right to pursue any other remedies it may have available to it at law or in equity for the Receiving Party’s failure to meet its obligations under Article 6 in areas specifically addressed by the Supplemental Plan, as applicable. If the Notifying Party is of the opinion that the Receiving Party has failed to materially comply with any Supplemental Plan, then the Notifying Party will send a notice to the Receiving Party, and each Party may invoke the dispute resolution mechanisms described in Article 13.

7. COMPENSATION.

7.1 Consideration. As partial consideration for the licenses granted to GSK by POZEN under the terms of this Agreement, GSK will pay to POZEN:

(a) a non-refundable, non-creditable license fee equal to [*                                                                                                  *] within five (5) days of the Effective Date.

(b) a non-refundable, non-creditable, payment in the amount of [*                                                                                              *] within thirty (30) days receipt of an invoice and notice from POZEN of the issuance of a United States Patent issuing from POZEN’s continuation patent application filed in the United States Patent and Trademark Office with USPTO reference number 09/559,753 with one or more claims in such patent application that specifically claim a [*                                                                                                          *].

7.2 Development Milestones. As additional consideration for the licenses granted to GSK by POZEN under the terms of this Agreement, GSK will also pay to POZEN the following non-refundable, non-creditable, one-time payments in the amounts set forth below [*                                                                                                                    *] receipt of notice and an invoice from POZEN of the first occurrence of the events specified below:

Milestone Events – Lead Product	Milestone Payment Amount

1.      Upon satisfaction of both of the following conditions: (i) administration of the first dose in the first Phase III Clinical Trial of the Lead Product and (ii) at least [*            *] of the investigator sites for such Phase III Clinical Trial have been approved by the applicable IRB and are drug receivable

[* *]

2. Acceptance for review by the FDA of an NDA for the Lead Product	[* *]

3. NDA Approval of the Lead Product	[* *]

4. Notice by GSK to POZEN of [* *]	[* *]
Milestone Event – Other Products	Milestone Payment Amount
1. Acceptance for review by the FDA of an NDA for each Other Product that is not the Lead Product	[* *]

2. NDA Approval of each Other Product that is not the Lead Product	[* *]

For the avoidance of doubt, in the event that an Other Product becomes a Lead Product solely by the operation of Section 1.41(c), then GSK will make the milestone payments under the “Lead Product” heading with respect to such Other Product, except that GSK will not have the obligation to make the milestone payments provided for above under the “Lead Product” heading for such Other Product if the particular milestone payment has already been paid in the course of the development of MT 400 or any other Lead Product.

7.3 Commercial Milestones. As additional consideration for the licenses granted to GSK by POZEN under the terms of this Agreement, GSK will pay to POZEN the following non-

refundable, non-creditable, one-time payments in the amounts set forth below [* *] of occurrence of the events related to the Lead Product specified below:

Milestone Event – Lead Product	Milestone Payment Amount
1. Achievement of annual Net Sales of the Lead Product equal to [* *] in a given calendar year	[* *]

2. Achievement of annual Net Sales of the Lead Product equal to [* *] in a given calendar year	[* *]

For the avoidance of doubt, if annual Net Sales of [*                                *] and [*                                *] are reached for the first time in the same calendar year, the higher Milestone Payment, [*                                                              *], will be paid in that calendar year. The [*                    *] Milestone Payment will be paid in the first subsequent calendar year in which annual Net Sales of [*                                *] are achieved. In no single calendar year will both commercial milestone payments described in this Section 7.3 be due and payable.

7.4 Royalties. Subject to the adjustments provided for Sections 7.5 and 7.7, GSK will pay to POZEN a percentage of annual Net Sales of Collaboration Products as determined below:

Product	Royalty Rate

MT 400	(% of annual Net Sales)

Until [* *]:
Annual Net Sales up to and including [* *]	[* *]
Annual Net Sales in excess of [* *]	[* *]

After [* *]:

If no Generic Erosion has been documented for MT 400 as provided in Section 7.5	[* *]
If Generic Erosion has been documented for MT 400 as provided in Section 7.5	[* *]

Other Products	(% of annual Net Sales)

Other Novel Product
If no Generic Erosion has been documented for such Other Novel Product as provided in Section 7.5	[* *]
If Generic Erosion has been documented for such Other Novel Product as provided in Section 7.5	[* *]

Other Marketed Product:
If no Generic Erosion has been documented for such Other Marketed Product as provided in Section 7.5:
Annual Net Sales up to and including [* *] [* *]
Annual Net Sales in excess of [* *] [* *]
If Generic Erosion has been documented for such Other Marketed Product as provided in Section 7.5 [* *]

7.5 Reduction Due to Generic Erosion. Generic Erosion for any Collaboration Product then-currently Commercialized by GSK will be calculated on a calendar quarterly basis using reference data published by IMS Health, Scott-Levin or another industry-accepted source used by GSK at the time that such determination is made. If Generic Erosion for any such Collaboration Product is documented for a particular calendar quarter, the reduced royalty set forth in Section 7.4 above will apply and be limited to each subsequent calendar quarter in which such Generic Erosion continues to exist, as documented by GSK pursuant to this Section 7.5.

7.6 Royalty Term. Royalties due under Section 7.4 above will be payable on a Collaboration Product-by-Collaboration Product basis commencing on the First Commercial Sale of a Collaboration Product until the [*                                                                                                      *] (the “Royalty Payment Period”). [*                                                                                                                       *] in order to [*                                                                                               *], the Parties [*                                                                                                                                   *].

7.7 Third Party Royalties.

(a) General. During the Term of this Agreement, GSK or its Affiliates may from time to time obtain a license to practice any Third Party’s Patent rights (which also may include a license to related Know-How) in connection with GSK’s development or Commercialization of a Collaboration Product in the Territory. In such event, GSK will be entitled to deduct, on a Collaboration Product-by-Collaboration Product basis, [*                                                                                                          *], in each case otherwise [*                                             *] (i) [*                                                                     *]; and (ii) the [*            *] that is generally in accordance with the [*             *] provided for in this Agreement. Where the foregoing [*                                                                                                                        *] and in each case [*                                        *] in accordance with the following terms and conditions of this Section 7.7. [*                                                                                                  *]. In the event that [*                                                          *] described in subsection (i) above [*                                                                         *] pursuant to this Section; provided, the Parties [*                                                                                                                                                                                                                                                                  *].

(b) Reduction Applicable at a [*                            *] or Lower Royalty Rate.

(i) MT 400. If the applicable royalty rate for MT 400 under Section 7.4 is less than or equal to [*                            *], then GSK may reduce the milestones or royalty amount payable to POZEN for MT 400 at the end of a particular calendar quarter by an amount

equal to [*                                *] of any Third Party Royalty paid by GSK for such calendar quarter for any Blocking Patent pertaining to MT 400 (such amount, the “POZEN MT 400 Portion”); provided, however, that such aggregate milestone and royalty reduction will not exceed [*                                     *] for MT 400 during such quarter (the “MT 400 Cap”) except in respect of an MT 400 Carry Forward Reduction (defined below). If the [*                                                                                                                                        *] under Section [*                                                                                                                                               *] as described in Section [*                                                                                                                                                            *], Section [*                    *] or Section [*                    *], as applicable, [*                                                                                                                             *] in accordance with this Section 7.7(b)(i) [*                                                                                                                                                                                    *].

(ii) Other Collaboration Products. If the applicable royalty rate for a Collaboration Product (other than MT 400) under Section 7.4 is less than or equal to [*                                                                                                      *], then GSK may reduce the milestones or royalty payable to POZEN for such Collaboration Product for a particular calendar quarter by an amount equal to [*                                                                                                *] of any Third Party Royalty paid by GSK for such calendar quarter for any Blocking Patent pertaining to such Collaboration Product; provided, however, that in no event will such aggregate milestone and royalty reduction exceed [*                                                                                                                                                *] for such Collaboration Product for such calendar quarter.

(iii) No Reduction for Commercially Necessary Patents. For the avoidance of doubt, GSK will not be entitled to reduce the royalty payable to POZEN under Section 7.4 for a Collaboration Product for the payment by GSK of any Third Party Royalty for any Commercially Necessary Patent in the event that the applicable royalty rate under Section 7.4 is less than or equal to [*                                  *].

(c) Reduction Applicable at a Royalty Rate in Excess of [*                                *]. If the applicable royalty rate for a Collaboration Product under Section 7.4 is greater than [*                                                                     *], then GSK may reduce the royalty amount (and milestones in the case of Blocking Patents pertaining to such Collaboration Product) payable to POZEN for a particular calendar quarter for such Collaboration Product by:

(i) an amount equal to [*                    *] of the Third Party Royalty paid by GSK for such calendar quarter for any such Blocking Patent; and

(ii) an amount equal to [*                    *] of the Third Party Royalty paid by GSK for such calendar quarter for any Commercially Necessary Patent pertaining to such Collaboration Product;

provided, however, that (A) the aggregate reduction to the milestones and royalty payments made pursuant to the operation of Section 7.7(c)(i) will not exceed an amount equal to [*                                                                                                                                       *] under Section [*                                                                                              *] or Section [*                                *], as applicable, for such quarter using the then-applicable royalty rate (without regard to application of this Section 7.7); (B) the aggregate reduction to the royalty payments made pursuant to the operation of Section 7.7(c)(ii) will not exceed an amount

equal to [*                                                                                                          *] under Section [*                                                                                               *] (without regard to application of this Section 7.7); and (C) the aggregate reduction to the milestones (in the case of Blocking Patents) and royalty payments determined by the sum of the amount determined under Section 7.7(c)(i) and the amount determined under Section 7.7(c)(ii) will not exceed an amount equal to [*                                                                                          *] under Section [*                            *] or Section [*                            *], as applicable, for such quarter using the then-applicable royalty rate (without regard to application of this Section 7.7).

(d) Reduction of a Non-Recurring Third Party Royalty. In the event GSK pays a milestone or other non-recurring licensing fee that is a Third Party Royalty in respect of a Blocking Patent for a particular Collaboration Product (a “Third Party Milestone Payment”) prior to the date that royalties are otherwise payable to POZEN hereunder for such Collaboration Product, GSK may reduce the next subsequent milestone or royalty payment, as the case may be, payable to POZEN in respect of such Collaboration Product by the amount equal to [*                                                             *]; provided, however, that the aggregate reduction prior to the First Commercial Sale of such Collaboration Product determined in accordance with the preceding clause will not exceed an amount equal to [*                                                                                                                                                    *] (without regard to the application of this Section 7.7(d)); provided, further, that any Third Party Milestone Payment paid by GSK and not otherwise deducted by GSK from amounts payable to POZEN due to the limitations imposed by the foregoing clause or due to the fact that the Third Party Milestone Payment was paid by GSK after the First Commercial Sale of such Collaboration Product [*                                                             *] (i) [*                                                             *] in accordance with this Section 7.7(d) [*                                                                                                                           *], or (ii) [*            *] in accordance with Sections [*                                                                                 *] and [*                                                                                      *].

7.8 Royalty Payments and Reports. During the Royalty Payment Period, GSK will pay all royalty payments due to POZEN under Section 7.4 within forty five (45) days of the end of each calendar quarter during which the Net Sales in respect of which such amounts are due were made. Each payment of royalties owing to POZEN will be accompanied by a written statement of [*                                      *], a copy of which will be provided to POZEN within 25 days of the end of each calendar quarter, showing (a) the amount of [*                            *] of Collaboration Products and (b) the amount of royalties due on such sales. If any payment reduction is claimed by GSK under this Agreement from the full royalty rates set forth in Section 7.4, then the report will set forth in detail the claimed reduction and the related facts.

7.9 Payment Method. All payments due to POZEN pursuant to this Agreement will be made in United States dollars by wire transfer in immediately available funds to an account designated by POZEN. Any amounts not paid by GSK when due under this Agreement will be subject to interest from and including the date payment is due through and including the date upon which GSK has made a wire transfer of immediately available funds into an account designated by POZEN at a rate equal to the sum of [*                                *] plus the annual prime rate of interest quoted in the Money Rates section of The Wall Street Journal, Eastern Edition, for the date on which payment was due, calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law. The Parties agree that this provision, unless otherwise provided, will not apply to payments that are the result of a subsequent adjustment of an estimated payment, including rebates, adjustments, returns or true-ups.

7.10 Taxes. [*                            *] will be responsible for any and all taxes levied on account of amounts [*                                *] receives under this Agreement. If [*                                                                                                                                                                                                        *] (a) [*                                                                                                                               *], (b) [*                                                                                      *] and (c) [*                                                                                                                                                *] under this Agreement, then [*                                                                                                                                                           *]; provided always that if [*                                                                                                                                                                                                                                      *].

7.11 Audits. During the Term and for a period of [*                            *] thereafter, at the request and expense of POZEN, GSK will permit an independent, certified public accountant of nationally recognized standing appointed by POZEN (that has not otherwise been engaged by POZEN), and reasonably acceptable to GSK, at reasonable times and upon reasonable notice, but in no case no more than once per calendar year thereafter to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of [*                            *] and the correctness of any royalty payment made under this Agreement for any period within the preceding [*                    *]. Results of any such examination will be made available to both POZEN and GSK. The independent, certified public accountant will disclose to POZEN only the royalty amounts that the independent auditor believes to be due and payable hereunder to POZEN and will disclose no other information revealed in such audit. Any and all records examined by such independent accountant will be deemed GSK’s Confidential Information which may not be disclosed by such independent, certified public accountant to any Third Party. If, as a result of any inspection of the books and records of GSK, it is shown that GSK’s payments under this Agreement were (i) less than the amount which should have been paid, then GSK will make all payments required to be made to eliminate any discrepancy revealed by said inspection within thirty (30) days; or (ii) more than the amount which should have been paid, then GSK will be entitled to reduce subsequent royalty payments to POZEN by such excess amount (provided that such reduction will not reduce the total amount of the subsequent royalty payment to POZEN by more than [*                             *]) until such time as such amounts have been fully recovered. POZEN will pay for such audits, except that if the royalty payments made by GSK were less than [*                                                 *] of the amounts that should have been paid during the period in question, GSK will pay the costs of the audit.

8. INVENTIONS AND PATENTS.

8.1 Ownership of Inventions.

(a) Inventorship of any inventions or discoveries, that in the case of patentable inventions, were conceived and reduced to practice, and in the case of non-patentable inventions, were made or developed, in the course of performing activities under this Agreement (“Inventions”), will be determined in accordance with the rules of inventorship under United States patent laws with respect to patentable Inventions, and in accordance with applicable U.S. federal or state law with respect to non-patentable invention, as set forth in further detail in Section 8.1(b) through (d).

(b) POZEN will own all right, title and interest in and to POZEN Inventions, and all intellectual property rights appurtenant thereto.

(c) GSK will own all right, title and interest in and to GSK Inventions, and all intellectual property rights appurtenant thereto.

(d) All right, title and interest in and to Inventions made and reduced to practice during the Term jointly by employees or contractors of each Party (“Joint Inventions”), and all intellectual property rights appurtenant thereto, will be owned jointly by the Parties. Except to the extent either Party is restricted by the licenses granted to the other Party and covenants contained herein, each Party will be entitled to practice and sublicense Joint Inventions without restriction or consent of the other or an obligation to account to the other Party, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

8.2 Obligation to Inform. POZEN will promptly disclose to GSK all POZEN Inventions that arise during the Term. GSK will promptly disclose to POZEN all GSK Inventions that arise during the Term. Information provided by GSK or POZEN to the other with respect to such Inventions will be in reasonable detail but in no circumstance less than would be sufficient to permit an understanding of the nature of the Inventions by a practitioner reasonably skilled in the relevant technical or scientific area.

8.3 Patent Prosecution and Maintenance.

(a) POZEN Patents. POZEN will retain control over the prosecution and maintenance of all POZEN Patents, including those identified on Exhibit A, at its expense, using patent counsel of its choice. In connection with the prosecution of POZEN Patents, POZEN will grant to GSK the right to: (i) review POZEN’s pending patent applications and related proceedings, and to make recommendations to POZEN regarding the prosecution of such patent applications; (ii) receive such applications and other documentation at such time as to allow a reasonable period for review thereof prior to any applicable deadline for filing or responding; and (iii) the right to propose amendments of any such patent application to include claims or arguments.

(b) Other Patents. Each Party will be responsible for, and will bear the expense of, the preparation, filing, prosecution and maintenance (including without limitation conducting or participating in interferences or oppositions) of its solely-owned Patents at its sole expense. Each Party will provide the other with periodic updates with respect to Patent applications or other submissions filed or made or to be filed or made by such Party covering the Product or any of the Inventions described in Section 8.1, and will respond to the other Party’s questions concerning such submissions reasonably promptly thereafter. The Parties will confer and cooperate in good faith with respect to the prosecution and maintenance of Patents that claim Joint Inventions (“Joint Patents”). Each Party hereby agrees to take all actions and execute and deliver all documents reasonably necessary to file or prosecute Joint Patents.

8.4 Infringement of Patents by Third Parties.

(a) Notification. If either Party learns of any actual or threatened infringement in the Territory by a Third Party of a POZEN Patent or Joint Patent, including infringement arising from the manufacture, use, or sale of a product competitive with a Collaboration Product that is being developed or Commercialized by GSK (“Competitive Product Infringement”), such Party will promptly notify the other Party and will provide such other Party with all available evidence of such infringement. In addition, POZEN will promptly notify GSK upon learning that the manufacture, use or sale of MT 400 or the practice of any inventions covered by one or more claims included in the POZEN Patents or the use of any POZEN Know-How licensed hereunder may infringe any rights of a Third Party. Each Party will use its commercially reasonable efforts in cooperating with each other to terminate such infringement without litigation.

(b) Infringement of POZEN Patents and Joint Patents. GSK will have the right, but not the obligation, to bring, at its own expense and in its sole control, an appropriate action against a Third Party engaged in any Competitive Product Infringement of a POZEN Patent or Joint Patent. If GSK does not bring such action within ninety (90) days of notification thereof between the Parties pursuant to Section 8.4(a), POZEN will have the right, but not the obligation, to bring at POZEN’s expense and in its sole control, such appropriate action. POZEN will have the right, but not the obligation, to bring, at its own expense and in its sole control, an appropriate action against a Third Party engaged in any infringement of a POZEN Patent that is not a Competitive Product Infringement. The Party not bringing an action under this Section 8.4(b) will be entitled to separate representation in such matter by counsel of its own choice and at its own expense, and will cooperate fully with the Party bringing such action.

(c) Joint Patents. With respect to Third Party infringement of Joint Patents that is not a Competitive Product Infringement, the Parties will confer and take such action, and allocate expenses and recoveries, in such manner as they will agree.

(d) Settlement; Allocation of Proceeds. Neither Party will settle a claim brought under this Section 8.4 involving a POZEN Patent or Joint Patent that would limit or restrict the ability of GSK to sell a Product in the Territory, without the prior written consent of GSK (which consent will not be unreasonably withheld or delayed). GSK will not, without the prior written consent of POZEN, settle any claim brought under this Section 8.4 involving POZEN Patents or Joint Patents that would (i) limit or restrict POZEN’s ability to sell POZEN’s products outside the Territory, (ii) permit a Third Party to sell POZEN’s other products or products that infringe POZEN Patents, or (iii) result in an admission of invalidity or unenforceability of any POZEN Patent. If either Party recovers monetary damages from a Third Party in an action brought under this Section 8.4, whether such damages result from the infringement of a POZEN Patent or Joint Patent, such recovery will be allocated first to the reimbursement of any expenses incurred by the Parties in the litigation under this Section 8.4, and any remaining amounts will be divided between the Parties as follows: (a) the portion of any such remaining amounts that represents [*                                                                                               *]; (b) the portion of any such remaining amounts that represents [*                                                                                                                                                        *]; and (c) the portion of any such remaining amounts that

represents [*                                                                                                          *] unless GSK and POZEN have agreed in writing to a different allocation.

8.5 Third Party Challenges. If a POZEN Patent becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof, then GSK will have the primary right, but not the obligation, to control such defense at its sole cost. GSK will permit POZEN to participate in the proceeding to the extent permissible under law, and to be represented by its own counsel in such proceeding at its expense. If GSK elects not to defend against such action, it will notify POZEN thereof in writing without delay and not less than 30 days prior to any deadline for the initial response or other initial filing in any such proceeding, and POZEN will then have the right to assume defense of such Third Party action at its own expense. If POZEN controls such action, it will not enter into any settlement or other voluntary final disposition of a defense under this Section 8.5 relating to a POZEN Patent if the rights and privileges of GSK under this Agreement would be materially impaired thereby without the prior consent of GSK, such consent not to be unreasonably withheld or delayed. If GSK controls such action, it will not enter into any settlement or other voluntary final disposition of a defense under this Section 8.5 relating to a POZEN Patent without the prior written consent of POZEN, such consent not to be unreasonably withheld or delayed. The control of any enforcement proceeding brought in connection with a Third-Party challenge and the allocation of any recovery arising from such an enforcement action will be subject to Section 8.4(d).

8.6 Defense of Third Party Claims.

(a) Notice. If a Collaboration Product becomes the subject of a Third Party claim of patent infringement relating to the manufacture, use, sale, offer for sale or importation of such Collaboration Product in the Territory, the Party first having notice of the claim will promptly notify the other Party, and the Parties will promptly meet to consider the claim and the appropriate course of action.

(b) Defense and Settlement. GSK will have the right, at its expense, to control the defense and settlement of any claim of patent infringement relating to its manufacture, use, sale, offer for sale or importation of a Collaboration Product in the Territory; provided, however, that POZEN will have the right, at its sole discretion, to participate in any such resolution and to be represented by counsel of its own choice at its own expense. Subject to Section 7.7 above, if such infringement claim impinges on the freedom to operate under a POZEN Patent, GSK and POZEN will discuss and agree on the scope of any license to be sought in connection with the settlement of such claim, taking into account the potential need of POZEN for a license broader than would be necessary for the Collaboration Product alone (and subject to POZEN assuming the cost of such license to the extent it is broader than required by GSK); provided, that no settlement will be entered into without the written consent of POZEN if such settlement would restrict the claims in or invalidate or make unenforceable in whole or in part any of the POZEN Patents.

8.7 Patent Marking. Any Collaboration Product marketed and sold by GSK under this Agreement will be marked with appropriate patent numbers or indicia as permitted by law, to the extent such markings have value as notice against infringers of Patents in the Territory.

8.8 Patent [*                            *].

(a) The Parties will use reasonable efforts to [*                                                                                                   *] in the Territory. The Parties will cooperate with each other in [*                                                                                                           *] in the Territory. The Parties will notify each other of the issuance of each Patent included within the POZEN Patents or Joint Patents [*                                                                                                                            *].

(b) The Party first eligible to [*                                                                                                                                        *] ; provided, that if the first Party has an option to [*                                                                                                                                   *], the first Party will consult with the other Party before making such election. If more than one POZEN Patent or Joint Patent is [*                                                                                            *], the Parties will agree upon a strategy that will [*                                                                                                                   *] for the Collaboration Products.

(c) All filings for such [*                                                 *], and all filings for such [*                                                                                  *]; provided, that in the event that a Party [*                                                                                           *], such Party will (i) promptly inform the other Party of [*                                                                                                                               *] and (ii) [*                                                                                                                                                 *]. The Party which is the sponsor of record of the NDA, [*                                                                                                                            *], will execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to [*                                                                                                                                         *].

(d) Any such [*                                                                                                       *] will be included within the definition of POZEN Patents or Joint Patents, respectively.

8.9 Patent [*                                    *].

(a) Each will immediately give notice to the other Party of any notice it receives of [*                                                                                 *]. If GSK decides [*                                                                                                                                                                *], GSK will give notice to POZEN of its decision [*                                                                                                                                       *] (or, if the time period permitted by law is less than twenty (20) days, within half of the time period permitted by law for GSK to [*                                                                                          *]. POZEN may then, but is not required to, [*                                                                                                                      *]. For this purpose, the Party [*                                                                                                                  *] as may be reasonably requested by the Party [*                                                                                                                                           *].

(b) To the extent required by law or permitted by law, GSK and POZEN will use commercially reasonable efforts to promptly [*                                                                                                                                                                                         *] for any Collaboration Product then being commercialized by

GSK, including all [*                                                              *]. Promptly after the Effective Date, POZEN and GSK will meet to discuss the Parties’ efforts under this Section 8.9(b). The Parties agree to co-operate on [*                                                                                                           *]; provided, however, POZEN will [*                                                                                       *].

8.10 Consequence of [*                                     *]. If GSK or its Affiliates [*                                                                                  *] such [*                                                                                               *] this Agreement and [*                                                                          *] this Agreement as provided in Section [*                                         *] or to [*                                                                                                           *]. If POZEN or its Affiliates [*                                                                          *], such [*                                                                                                                           *].

9. REPRESENTATIONS AND WARRANTIES.

9.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Corporate Existence and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and has full corporate power and authority to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

(b) Authority and Binding Agreement. As of the Effective Date: (i) it has the corporate power and authority to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms, except as such enforcement is affected by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(c) No Conflict. It has not entered, and will not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. Its performance and execution of this Agreement will not result in a breach of any other contract to which it is a Party.

(d) No Debarment. To the best of its knowledge, neither it, nor any of its employees, officers, subcontractors or consultants who will render services relating to a Collaboration Product (a) have been debarred or convicted of a crime for which an entity or person could be debarred under 21 U.S.C. Section 335(a), or (b) have been under indictment for a crime for which a person or entity could be debarred under 21 U.S.C. Section 335(a).

9.2 POZEN Representations and Warranties. POZEN hereby represents and warrants to GSK as of the Execution Date that:

(a) To the Knowledge of POZEN, neither the manufacture, use or sale of MT 400 or the practice of any of the inventions included in the POZEN Patents nor the use of the POZEN Know-How by GSK as contemplated by this Agreement infringes upon any Third Party’s patents or constitutes a misappropriation of a Third Party’s trade secrets or other intellectual property rights.

(b) To the Knowledge of POZEN, there is no Third Party using or infringing any of the POZEN Patents or misappropriating or using POZEN Know-How in derogation of the rights granted to GSK in this Agreement.

(c) POZEN has obtained the assignment or exclusive licenses of all interests and all rights of any and all Third Parties (including, but not limited to employees) with respect to the POZEN Patents. POZEN has obtained the assignment or exclusive licenses of all interests and all rights of any and all Third Parties (including, but not limited to employees) with respect to the POZEN Know-How.

(d) POZEN has not received a notice of any interference action or litigation pending or any communication which expressly threatens an interference action, or other litigation before any patent and trademark office, court, or any other governmental entity in the Territory in regard to the POZEN Patents.

(e) Attached hereto as Schedule 9.2(e) is a true and correct list of summaries, reports, data and information generated in the course of preclinical studies and clinical trials of MT 400 prior to the Execution Date and made available to GSK as of the Execution Date. As of the Execution Date, there is no information to the Knowledge of POZEN which would cause (or would be reasonably expected to have caused) POZEN to conclude in light of the circumstances as of the Execution Date, the existence of any material side effect, carcinogenicity effect, adverse physical effect or reactions resulting from, or alleged to result from, MT 400 which has not been previously disclosed to GSK or included in the data listed on Schedule 9.2(e).

(f) The patents and patent applications listed on Exhibit A, are the only Patents owned or controlled by POZEN and its Affiliates covering MT 400.

(g) As used herein, “Knowledge of POZEN” means the actual knowledge, as of the Execution Date, of any employee of POZEN with operational responsibility, and the persons who report to such person, for the subject matter of the applicable representation or warranty while performing their duties and job responsibilities.

9.3 GSK Representations and Warranties. GSK hereby represents and warrants to GSK as of the Execution Date that:

(a) GSK has received all data and information made available to GSK as listed on Schedule 9.2(e) and has had an opportunity to discuss such data and information and POZEN’s business, management, scientific and financial affairs with directors, officers and management of POZEN and has had the opportunity to review POZEN’s operations and facilities.

(b) GSK has had the opportunity to ask questions of, and receive answers from, POZEN and its management regarding the existence of any material side effect, carcinogenicity effect, adverse effect, or any instances of deleterious physical effects or reactions resulting from, or alleged to result from MT 400 as disclosed in the data and information described on Schedule 9.2(e).

(c) As of the Execution Date, there is no information to the Knowledge of GSK based upon the information listed on Schedule 9.2(e) which would cause it to conclude in light of the circumstances as of the Execution Date, the existence of any material side effect, carcinogenicity effect, adverse effect, or any instances of deleterious physical effects or reactions resulting from, or alleged to result from MT 400 which has not been previously disclosed to POZEN or listed on Schedule 9.3(c).

(d) To the Knowledge of GSK, POZEN has provided GSK will all information requested by GSK in connection with the evaluation of MT 400 and the execution of this Agreement.

(e) As used herein, “Knowledge of GSK” means the actual knowledge, as of the Execution Date, of any employee of GSK with operational responsibility, and the persons who report to such person, for the subject matter of the applicable representation or warranty while performing their duties and job responsibilities.

9.4 Limitation of Warranty. EXCEPT AS EXPRESSLY STATED IN SECTION 3.6(e) OR THIS ARTICLE 9, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, WITH RESPECT TO ANY PRODUCT, MATERIALS, INFORMATION, SERVICES, OR LICENSES PROVIDED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT.

9.5 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party will remain responsible for the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceeds against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.

9.6 Consequential Damages. IN NO EVENT WILL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, TREBLE OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT LIMIT THE INDEMNIFICATION

OBLIGATION OF SUCH PARTY UNDER THE PROVISIONS OF SECTION 10 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY OR A PARTY’S LIABILITY FOR BREACH OF ITS OBLIGATIONS UNDER SECTION 11.

10. INDEMNIFICATION.

10.1 Indemnification by GSK. GSK will indemnify, defend and hold harmless POZEN and its Affiliates, and their respective directors, officers, employees and agents (the “POZEN Indemnitees”) from and against any liabilities, damages, costs or expenses, including reasonable attorneys’ fees and expenses (collectively, “Liabilities”), arising from any claim, lawsuit or other action by a Third Party (“Claim”) to the extent resulting directly or indirectly from: (a) a [*                                                                              *] contained within this Agreement; (b) [*                                                                      *]; or (c) [*                                                                                  *] pursuant to this Agreement.

10.2 Indemnification by POZEN. POZEN will indemnify, defend and hold harmless GSK and its Affiliates, and their respective directors, officers, employees and agents (the “GSK Indemnitees”) from and against all Liabilities arising from any Claim to the extent resulting directly or indirectly from: (a) a [*                                                                                       *] contained within this Agreement; (b) [*                                                                      *]; (c) [*                                                                                                   *]; or (d) [*                                                                                   *] pursuant to this Agreement.

10.3 Procedure. A Party seeking to claim indemnification under Section 10.1 or 10.2 hereof (the “Indemnitee”) will provide the other Party (the “Indemnitor”) with prompt notice of the Claim giving rise to the obligation to Indemnify hereunder and the exclusive ability to defend or settle such Claim; provided, however, that the Indemnitor will not enter into any settlement for damages other than monetary damages without the Indemnitee’s written consent, such consent not to be unreasonably withheld. The Indemnitee will reasonably cooperate with the Indemnitor at the Indemnitor’s expense in the defense of the Claims that have been tendered to the Indemnitor. In addition, the Indemnitee will have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim the defense of which has been assumed by the Indemnitor. If the Parties cannot agree as to the application of Sections 10.1 and 10.2 to a particular Claim, then each Party may conduct its own defense of such Claim and reserves the right to seek indemnity from the other Party upon the resolution of the underlying Claim, notwithstanding the provisions of this Section 10.3 requiring the Indemnitee to tender defense to the Indemnitor.

10.4 Insurance. Each Party will maintain commercially reasonable insurance coverage commensurate with its obligations under this Agreement. It is understood that such insurance held by either Party will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10. If POZEN elects to exercise its Co-Promotion Option, the parties will provide for appropriate insurance provisions in the Co-Promotion Agreement.

11. CONFIDENTIALITY.

11.1 Confidential Information. All information: (a) communicated by one Party to the other Party pursuant to this Agreement, the Letter Agreement or the Confidential Disclosure Agreement executed by and between the Parties dated [*                         *] (the “CDA”); and (b) identified by such communicating Party as confidential, or that the other Party has reason to believe is confidential, will be deemed “Confidential Information” and subject to the terms of this Agreement. For the avoidance of doubt, nothing in this Agreement will amend, modify or terminate the obligations of the Parties under the CDA.

11.2 Treatment of Confidential Information. The Parties agree that from and after the Effective Date and for [*                         *] after expiration or termination of this Agreement for any reason whatsoever, a Party receiving Confidential Information of the other Party will: (a) treat any such Confidential Information disclosed to it by the other Party as strictly confidential; (b) not disclose such Confidential Information to Third Parties without the prior written consent of the other Party, other than to its Affiliates, sublicensees, collaborators or any consultants as necessary to the performance of or otherwise permitted by this Agreement, provided that any such disclosure be under confidentiality agreements with provisions at least as restrictive as those contained in this Article 11; and (c) not use such Confidential Information for purposes other than those authorized expressly herein, including, without limitation, the right to grant sublicenses or authorize the grant of sublicenses.

11.3 Exceptions. The non-use and non-disclosure obligations set forth in this Article 11 will not apply to information disclosed by a Party for which the receiving Party can show by competent proof:

(a) at the time of disclosure is in the public domain or thereafter becomes part of the public domain through no fault of the receiving Party;

(b) was in the receiving Party’s possession prior to the time of disclosure by the disclosing Party;

(c) is independently made available to the receiving Party by a Third Party without violation of a confidential relationship with the disclosing Party; or

(d) was independently developed by the receiving Party without the use of or reference to any Confidential Information of the disclosing Party.

11.4 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party:

(a) to the extent and to the persons and entities required by an applicable governmental law, rule or regulation or court order;

(b) to the extent and to the persons and entities required by rules of the National Association of Securities Dealers; or

(c) as necessary to prosecute or defend litigation or otherwise establish rights pursuant to procedures described in this Agreement, enforce obligations or conduct the activities contemplated under this Agreement, but only to the extent that any such disclosure is necessary for such purposes. Any Party (and any employee, representative, or other agent of any Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that no party will be permitted to disclose such tax treatment or tax structure to the extent that such disclosure would constitute a violation of federal or state securities laws. For the purposes of the foregoing sentence, (i) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction, and (ii) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction. Thus, for the avoidance of doubt, the Parties acknowledge and agree that the tax treatment and tax structure of any transaction does not include the name of any Party to a transaction or any sensitive business information (including, without limitation, the name and other specific information about any Party’s intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of the transaction.

The Party required to disclose Confidential Information under this Section 11.4 will first give prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and will reasonably cooperate in such efforts by the other Party.

11.5 Terms of Agreement. The material terms of this Agreement will be the Confidential Information of each Party subject to the special authorized disclosure provisions set forth below in this Section 11.5 (in lieu of the authorized disclosure provisions set forth in Section 11.4, to the extent of any conflict). The Parties acknowledge that either Party may be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the “SEC”) with its next quarterly report on Form 10-Q, annual report on Form 10-K or current report on Form 8-K or with any registration statement filed with the SEC pursuant to the Securities Act of 1933, as amended. Each Party will be entitled to make any such required filing; provided that it requests confidential treatment of the more sensitive terms hereof to the extent such confidential treatment is reasonably available to the filing Party under the circumstances then prevailing. In the event of any such filing, the filing Party will provide the non-filing Party with an advance copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and will reasonably consider the non-filing Party’s timely comments thereon. A Party may disclose the terms of this Agreement in confidence to its financial and legal advisors and consultants or to potential investors in or acquirers of the stock or assets of such Party.

11.6 Publicity and Publications.

(a) General. Subject to the terms of this Section 11.6, if either Party desires to make a public announcement, presentation or statement concerning (i) this Agreement or the terms hereof (including data or the development status of a Collaboration Product) or (ii) results arising from activities conducted pursuant to this Agreement concerning Collaboration Products

(each, a “Proposed Presentation”) such Party will provide the text of the Proposed Presentation in accordance with Section 11.6(c) below. A Party will not be required to seek the permission of the other Party to repeat in a Proposed Presentation any information that has already been disclosed in an announcement, presentation or statement reviewed and approved by the other Party pursuant to this Section 11.6.

(b) POZEN Product Disclosures. POZEN also agrees to submit to GSK in accordance with the procedures described in Section 11.6(c) any publication or presentation of results concerning any Product being developed by POZEN for sale outside the Territory that is the same combination of active ingredients as a Collaboration Product. POZEN will retain final decision making authority under the terms of Section 11.6(c) with regard to such presentation or publication proposed to be disclosed by POZEN. This Section 11.6(b) will no longer apply to POZEN (and in no event will apply to any Third Party licensee of POZEN) with respect to any Product from and after the date POZEN has entered into a definitive development or Commercialization arrangement for such Product with a Third Party for development or Commercialization of such Product outside the Territory. For the avoidance of doubt, this Section 11.6(b) will in no way limit or otherwise restrict POZEN from making a public announcement, presentation or statement concerning activities outside the scope of this Agreement, except as expressly provided for in this Section 11.6(b) and Section 11.6(d) below.

(c) Procedures.

(i) The text of any Proposed Presentation will be presented in writing in the English language to the other Party for review and comment reasonably prior to the time the presentation or publication is proposed for submission to any Third Party. Promptly after its receipt of such presentation or publication and reasonably prior to the time the presentation or publication is proposed for submission to any Third Party, the other Party will provide notice whether it has any comments or objection to the proposed presentation or publication. The submitting Party will consider in good faith all comments by the reviewing Party.

(ii) If a reasonable objection is raised, including, for example, that the contents of the Proposed Presentation contain patentable subject matter for which patent protection should be sought, or that the Proposed Presentation discloses Confidential Information of the other Party, then submission of the Proposed Presentation will be delayed, unless and until such time as consent to submission of the presentation or publication is given (such consent not to be unreasonably withheld or delayed) or except as otherwise provided in subsection (iii) below or Section 11.6(b) above. Each Party will be acknowledged on any Proposed Presentation by the other Party in accordance with generally accepted rules of authorship.

(iii) Prior to the date that POZEN transfers to GSK the NDA for a particular Collaboration Product, POZEN will retain final decision making authority under the terms of Section 11.6(c) with regard to Proposed Presentations relating to such Collaboration Product to be made by GSK pursuant to this Section 11.6(c) and GSK will retain final decision making authority under the terms of Section 11.6(c) with regard to Proposed Presentations relating to such Collaboration Product to be made by POZEN pursuant to this Section 11.6(c). From and after the date that POZEN has transferred to GSK the NDA for a particular Collaboration Product and for so long as GSK holds the NDA for such Collaboration Product,

GSK will retain final decision making authority under the terms of Section 11.6(c) with regard to Proposed Presentations relating to such Collaboration Product proposed to be made by either Party. Subject to the terms of Section 11.6(c), GSK may pursue a public relations campaign as part of its Commercialization efforts of the Lead Product prior to the transfer of the NDA for such Lead Product with the prior consent of POZEN and, thereafter following such transfer, without the prior consent of POZEN.

(d) Notwithstanding anything in this Section 11.6 to the contrary, this Section 11.6 will not apply to or limit any disclosure of information authorized under Section 11.4 or Section 11.5, in each case made in accordance with the terms thereof, or permit disclosures that are otherwise restricted by the provisions of Article 11.

11.7 Press Release. The Parties will mutually agree on the text of a press release announcing the execution of this Agreement.

11.8 Return of Confidential Information. Promptly following the termination of this Agreement by either Party or the expiration of the Term, each Party hereto and its Affiliates will use commercially reasonable efforts to return all Confidential Information of the other Party in its possession to the other Party and will certify to that effect in writing upon the request of the other Party; provided, however, that each Party may retain: (a) a single archival copy of the Confidential Information of the other Party solely for the purpose of determining the extent of disclosure of Confidential Information hereunder and assuring compliance with the surviving provisions of this Agreement; (b) any portion of the Confidential Information of the other Party which is contained in laboratory notebooks; and (c) any portion of the Confidential Information of the other Party which a Party is required by applicable law to retain. Further, POZEN will have the right to retain GSK Confidential Information transferred to POZEN pursuant to Section 3.3 or Section 12.4 to the extent reasonably necessary, and solely, for exercising the rights granted in Section 3.3 and Section 12.4, respectively. Any Confidential Information of GSK relating to a Lead Product or Collaboration Product, as the case may be (the rights to which revert to POZEN pursuant to Section 3.3 or Section 12.4) will be deemed Confidential Information of POZEN as well as GSK as of the Substitution Date or date of termination, respectively.

12. TERM AND TERMINATION.

12.1 Term.

(a) The term of this Agreement will commence on the Effective Date and end upon the earlier of (i) the date of expiration of all royalty obligations in the Territory as provided in Section 7.6, and (ii) termination of this Agreement as provided in this Article 12 (the “Term”). In all cases of termination under Section 12.2 or 12.3 below, a press release announcing such termination will be presented to and approved by both GSK and POZEN.

(b) GSK covenants that, upon termination of this Agreement by GSK or POZEN for any reason, GSK will not develop or Commercialize any Collaboration Products prior to expiration of the Royalty Payment Period (as then in effect upon such termination).

12.2 Termination for Material Breach.

(a) Notice. If either Party believes that the other Party is in material breach of this Agreement, such Party will deliver notice of such material breach to the breaching Party. The breaching Party will have sixty (60) days or, in the case of failure to pay amounts due hereunder, fifteen (15) days (respectively, the “Cure Period”) to either cure such breach or, if cure cannot be reasonably effected within the applicable Cure Period, to deliver to the non-breaching Party a plan to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing. Following delivery of such plan, the breaching Party will use commercially reasonable efforts to carry out the plan and cure the breach.

(b) Failure to Cure. If the breaching Party fails to cure such breach as provided for in Section 12.2(a) within the Cure Period (or for such period provided for in any plan provided pursuant to Section 12.2(a)), or fails to use commercial reasonable efforts to carry out such plan to cure the breach), then the non-breaching Party may terminate this Agreement in its entirety upon written notice.

12.3 Permissive Termination by GSK. GSK may terminate this Agreement in its entirety at any time upon ninety (90) days written notice to POZEN for any reason or no reason.

12.4 Effect of Termination.

(a) Termination By POZEN or by GSK for Convenience. If POZEN terminates this Agreement pursuant to either Section 3.3(d), Section 6.1(b), Section 6.2 or Section 12.2, or GSK terminates this Agreement pursuant to Section 12.3, then all licenses granted to GSK by POZEN under this Agreement will terminate, and all rights therein will revert to POZEN. Upon such termination, the following provisions apply:

(i) GSK will promptly assign and surrender to POZEN all Final Regulatory Approvals, if any, for all Collaboration Products and all pending regulatory filings for all Collaboration Products. GSK will take all actions reasonably necessary to timely effect the transfer of each such item to POZEN, including, without limitation, by making such filings as may be required with Regulatory Authorities and other governmental authorities in the Territory that may be necessary to record such assignment or effect such transfer or, at POZEN’s request, complete any pending regulatory filings in respect of all Collaboration Products.

(ii) GSK will promptly transfer and deliver to POZEN all (A) Promotional Materials (including any copyright rights therein; provided, however no rights to use any GSK Marks is created or implied by this grant), (B) GSK’s then-current supply of Collaboration Products, if any, (including, without limitation, all Clinical Trial Materials), and (C) all documented GSK Know-How concerning all Collaboration Products then in GSK’s possession or control (including, without limitation, all data from non-clinical and clinical studies, CMC-related information and Formulation information).

(iii) GSK will assign to POZEN, to the extent assignable and at POZEN’s request, GSK’s rights in any or all Third Party agreements for licenses, services or supplies necessary for the development or Commercialization of all Collaboration Products,

including without limitation, any agreements with a Third Party regarding the formulation of all Collaboration Products. To the extent that any agreement is not assignable by GSK, then such agreement will not be assigned, and upon the request of POZEN, GSK will cooperate in good faith and use commercially reasonable efforts to allow POZEN to obtain and to enjoy the benefits of such agreement in the form of a license or other right to the extent held by GSK subject to such Third Party’s rights.

(iv) Effective upon the effective date of such termination,

(1) [*                                                                                                                           *].

(2) [*                                                                                                                                            *] under this Agreement [*                                                                                  *]. In the event [*                                              *] under this Agreement and [*                                                                                                       *] in this Section 12.4(a)(iv)(2) will be [*                                                                                                                                                                             *].

(3) If the [*                                                                                                                       *] under this Agreement and for [*                                                          *]. For the avoidance of doubt, notwithstanding any provision hereof to the contrary, [*                                                                                                                                *].

(4) Any sublicense of a right granted to POZEN under this Section will be made subject to the terms of this Agreement and any action or omission by such sublicensee that would, if committed by POZEN, constitute a breach of this Agreement, will be deemed a breach of this Agreement by POZEN. POZEN will impose on any sublicensee obligations corresponding to POZEN’s obligations hereunder.

(v) If the First Commercial Sale of a Collaboration Product has occurred as of the effective date of termination, GSK will consider, in its sole discretion, licensing to POZEN the GSK Marks for use solely in connection with such Collaboration Product in consideration for a royalty not to exceed [*                         *] of POZEN’s Net Sales of such Collaboration Product using the GSK Marks.

(vi) GSK will, pursuant to a supply agreement to be negotiated in good faith by the Parties, supply POZEN with Clinical Trial Materials and commercial quantities of Collaboration Products in the dosage strength, formulation and presentation under development or being Commercialized by GSK, in either case, as of the effective date of termination until the earlier of: (A) [*                                 *] after the effective date of termination; or (B) establishment by POZEN of an alternative supply for such Collaboration Product (after expiration of the GSK Sumatriptan Patents) on commercially reasonable terms. If such termination occurs prior to NDA Approval of a Collaboration Product, GSK will supply Clinical Trial Materials for such Collaboration Product to POZEN at a price equal to [*                                         *] ( plus the costs of freight from the GSK facility to the POZEN facility) for the purpose of conducting clinical trials; provided, however, GSK will not be obligated to supply such Clinical Trial Material if the Collaboration Product in question has suffered a Product Failure. If the First Commercial Sale of a Collaboration Product has occurred as of the effective date of termination and such date is prior to expiration of the GSK Sumatriptan Patents, GSK will supply commercial quantities of such Collaboration Product to POZEN at a price comparable to that paid by SmithKline Beecham Corporation for sumatriptan in its finished form. If the First Commercial Sale of a Collaboration Product has occurred as of the effective date of termination, and such date is after the expiration of GSK’s U.S. Patent covering its sumatriptan product, and Generic Erosion of sumatriptan has occurred, GSK will supply such Collaboration Product to POZEN at a price equal to [*                                                                                                                                    *] (plus the costs of freight from the GSK facility to the POZEN facility).

(vii) In addition, if the First Commercial Sale for a Collaboration Product has occurred at the time of such termination, then at POZEN’s election, (A) GSK will transfer to POZEN GSK’s existing inventory of such Collaboration Product as is in good and saleable condition, in its original, unopened packaging, at the transfer price paid by GSK for such Collaboration Product, or (B) GSK will have the right to sell-through its existing inventory of such Collaboration Product for a period not to exceed six (6) months from the effective date of termination. At the end of any such sell-through period, all unsold inventory will be returned to POZEN, and POZEN will repurchase such inventory from GSK as is in good and saleable condition, in its original, unopened packaging, at the transfer price paid by GSK for such Collaboration Product.

(viii) In connection with any supply or transfer of Clinical Trial Material or commercial supply of Collaboration Products and for so long as GSK supplies the foregoing to POZEN or POZEN is using such Clinical Trial Materials or selling the commercial supply of such Collaboration Product, GSK will grant to POZEN rights of reference (and a letter of authorization to FDA to that effect) to any GSK IND or NDA pertaining to sumatriptan. Upon the expiration of such right, POZEN will send written notice to such effect to the FDA. If POZEN elects to continue any ongoing studies using Sumatriptan or Clinical Trial Material supplied by GSK, GSK will continue to support CMC aspects of the respective IND with appropriate documentation in order to allow completion of any such studies. The foregoing in no way is meant to confer any rights to POZEN to subsequently commercialize the particular Collaboration Product using Sumatriptan or for commercial supply prior to expiry of the GSK Sumatriptan Patents (absent a license from GSK or right to such supply, as otherwise provided for under this Agreement).

(ix) In the event this Agreement is terminated by either Party as the result of a [*                                                                               *], GSK will not be obligated to make the transfers, assignments or deliveries or take other actions described in Sections 12.4(a)(ii), 12.4(a)(v), 12.4(a)(vi), 12.4(a)(vii) and 12.4(viii).

(b) Termination by GSK for POZEN Breach. If POZEN is in material breach of its obligations hereunder, then following the expiration of any applicable Cure Period described in Section 12.2, GSK may elect to either:

(i) Terminate this Agreement in its entirety; or

(ii) Elect to continue to exercise its rights under this Agreement, in which case:

(1) The rights and obligations of the Parties under this Agreement will remain in full force and effect; provided that GSK will assume the obligations of POZEN under the Development Program and Development Plan in respect of the Lead Product and will perform any and all obligations thereunder in accordance with the terms of this Agreement and provided further that POZEN’s participation on all joint committees will be terminated as well as any co-promotion arrangement, or unexercised co-promotion option held by POZEN.

(2) GSK may, as its sole and exclusive remedy hereunder, off-set any direct damages resulting from POZEN’s breach of this Agreement from any payments due to POZEN under this Agreement, provided that such off-set will not reduce the total amount of any such payment by more than [*                     *];

(c) Expiration. Upon expiration of this Agreement pursuant to Section 12.1(a)(i), GSK will retain an exclusive, fully-paid, royalty-free license to use any proprietary POZEN Know-How that GSK is using in the manufacture or sale of any Collaboration Product at the time of such expiration only for the purpose of continuing to make, use, offer for sale, sell and import such Collaboration Product in the Field and Territory.

12.5 Survival. The following provisions will survive any expiration or termination of this Agreement: Sections 2.4(b), 2.4(c), 2.5, 3.3(c), 3.3(f), 3.6(e), 3.6(f), Sections 7.1-7.4 (as to accrued but unpaid amounts), 7.10, 7.11, 8.1, 9.4, 9.6, 12.1(b), 12.4 and 12.5, and Articles 1, 10, 11 (other than Section 11.6 and Section 11.7), 13 and 14 (other than Section 14.13). In the case of any of the foregoing and any other Sections that by their terms explicitly survive beyond the Term, each such Section will survive beyond the Term only for a period of 50 years or the length of time specified in such Section. Termination of this Agreement will not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination, including any payment obligations, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

13. DISPUTE RESOLUTION.

13.1 Disputes.

(a) The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 13.1 if and when a dispute arises under this Agreement. All disputes arising under this Agreement will be discussed first by the Joint Project Team. Either Party may, by written notice to the other Party, have any dispute between the Parties remaining unresolved after thirty (30) days referred to their respective executive officers designated below or their successors for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Such designated officers are as follows:

For GSK:	President, US Pharmaceuticals, GSK

For POZEN:	Chief Executive Officer

(b) If the designated officers are still not able to resolve such dispute within such thirty (30) day period, either Party may at any time thereafter pursue any legal or equitable remedy available to it. Notwithstanding anything to the contrary herein, this Section 13.1 will not apply in respect of any alleged breach of Sections 2.1, 2.4, 2.6 or Section 11.

13.2 Governing Law; Judicial Resolution. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, will be governed by and construed under the substantive laws of the State of North Carolina, excluding any choice of law rules that may direct the application of the law of another state. Any dispute arising under this Agreement will be submitted to a state or federal court of competent jurisdiction within the State of North Carolina, except as otherwise expressly provided in this Agreement, and each Party agrees to the exclusive jurisdiction and venue of such courts.

13.3 Patent and Trademark Dispute Resolution. Any dispute, controversy or claim between the Parties relating to the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of a Product or of any trademark rights relating to a Product will be submitted to a court of competent jurisdiction in the territory in which such patent or trademark rights were granted or arose.

14. MISCELLANEOUS.

14.1 Performance by Affiliates and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates or Third Party subcontractors unless otherwise expressly limited herein; provided, however, that each Party will remain responsible for the performance by its Affiliates and subcontractors and will cause its Affiliates and subcontractors to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate or subcontractor, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

14.2 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may assign this Agreement without the other Party’s consent (i) in part or in its entirety to an Affiliate or (ii) in its entirety to a successor to substantially all of the business of such Party, whether in a merger, consolidation, sale of stock, sale of assets or other corporate transaction. Any permitted successor or assignee of rights and/or obligations hereunder will, in a writing to the other Party, expressly assume performance of such rights and/or obligations. The POZEN Patents and POZEN Know-how and the GSK Patents and GSK Know-how will exclude any intellectual property held or developed by a permitted successor of the relevant Party not in connection with a Collaboration Product. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.2 will be null and void and of no legal effect ab initio.

14.3 Independent Contractors. The Parties hereto are independent contractors. Nothing contained herein will constitute either Party the agent of the other Party for any purpose whatsoever, or constitute the Parties as partners or joint venturers. Employees of each Party remain employees of said Party and will be considered at no time agents of or owing a fiduciary duty to the other Party. Neither Party hereto will have any implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party.

14.4 Waiver. The failure of either Party to enforce any provision of this Agreement at any time will not be construed as a present or future waiver of such or any other provision of this Agreement. The express waiver by either Party of any provision or requirement hereunder will not operate as a future waiver of such or any other provision or requirement, but any such waiver will be effective only if set forth in a written instrument that explicitly refers to this Agreement and is duly executed by or on behalf of the Party waiving such provision or requirement.

14.5 Amendment. Except as expressly provided otherwise herein, the Parties hereto may amend, modify or alter any of the provisions of this Agreement, but such amendment, modification or alteration will be valid and binding only if memorialized by a written instrument that explicitly refers to this Agreement and is duly executed by both Parties hereto.

14.6 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.7 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes (a) if mailed by first class certified or registered mail (postage prepaid), express delivery service or personally delivered, (b) if sent by facsimile or electronic mail, with electronic transmission confirmed. Unless otherwise specified in writing, the mailing addresses of the Parties will be as described below.

If to POZEN:	If to GSK:

POZEN Inc. 1414 Raleigh Road, Suite 400 Chapel Hill, NC 27517 Facsimile: (919) 913-1039 Attn: Chief Executive Officer	Glaxo Group Ltd. Glaxo Wellcome House Berkeley Avenue Greenford Middlesex England UB6 0NN Facsimile: +44 208 047 6905 Attn: The Company Secretary

With a copy to:	With a copy to:

Cooley Godward LLP One Freedom Square Reston Town Center 11951 Freedom Drive Reston, VA 20190-5656 Facsimile: (703) 456-8100 Attn: Matthias Alder, Esq.

GlaxoSmithKline

Corporate Legal Department

One Franklin Plaza

200 N. 16th Street / FP 2360

Philadelphia, PA 19103

Facsimile: 610-751-3144

Attn: Sr. Vice President, R&D Legal

Operations

With a copy to:

GlaxoSmithKline

Five Moore Drive

PO Box 13398

RTP, NC 27709

Fax: (919) 315-3330

Attn: President, US Pharmaceuticals

14.8 Force Majeure. Neither Party will be deemed to be in breach of this Agreement as a result of default, delay or failure to perform by such Party that results from any cause beyond the reasonable control of such Party that could not reasonably be foreseen by such Party, including without limitation, fire, earthquake, acts of God, acts of war, strikes, lockouts, or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities (except actions in response to a breach of applicable laws by such Party), or epidemics. This Section 14.8 will not operate to excuse payment by GSK of any amounts due to POZEN under this Agreement. In the event of any such force majeure, the Party affected will promptly notify the other Party, will use commercially reasonable efforts to overcome such force majeure, and will keep the other Party informed with respect thereto.

14.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.10 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.11 Construction. Except where the context otherwise requires, where used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein will mean including, without limiting the generality of any description preceding such term. The language of this Agreement is English. No rule of strict construction will be applied against either Party hereto. Unless expressly provided herein to the contrary, all time limits, notice periods, deadlines or the like described herein will be governed by the follow parameters: (i) for all time periods that are 5 days in length or less, such periods will be deemed to be business days and (ii) for all time periods greater than 5 days in length will be deemed to be calendar days.

14.12 Entire Agreement. Except for the CDA and the Letter Agreement, this Agreement, including its exhibits, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all other prior agreements and understandings between the Parties. Except for the CDA and the Letter Agreement, there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, that relate to the matters provided herein, between the Parties as of the date hereof other than as are set forth in this Agreement. The Parties agree and acknowledge that the Letter Agreement and other agreements or documents to be made or delivered pursuant to the terms of this Agreement each are expressly incorporated by reference herein.

14.13 Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of 11 U.S.C. Section 365(n) (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property licensed hereunder (such copies, descriptions, and embodiments, the “IP Materials”). If a case is commenced by or against either Party (the “Bankrupt Party”) under Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) will immediately upon the request of the non-Bankrupt Party deliver one copy of the IP Materials to a commercial escrow agent mutually agreeable to the Parties (the “Escrow Agent”), and will enter into a binding contractual arrangement with such Escrow Agent according to which the Escrow Agent will agree (i) to hold and safeguard the escrowed IP Materials during the Term, and (ii) to release a copy of such escrowed IP Materials to the Non-Bankrupt Party if and when the requirements of Section 14.13(b) below are met.

(b) The non-Bankrupt Party will have a right to receive from the Escrow Agent one copy of the escrowed IP Materials solely in the event that a Title 11 case is commenced by or against the Bankrupt Party and (i) this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, or (ii) the Bankrupt Party otherwise fails to perform all of its obligations under this Agreement (any of such circumstances, a “Trigger Event”). The Bankrupt Party will authorize the Escrow Agent to deliver to the non-Bankrupt Party one copy of the escrowed IP Materials, provided that (i) the non-Bankrupt Party has in good faith provided to the Escrow Agent a written notice, certified by an officer of the non-Bankrupt Party, asserting the occurrence of a Trigger Event satisfying the requirements of this Section 14.13(b); (ii) the Escrow Agent has transmitted to the Bankrupt Party a copy of the written notice provided by the non-Bankrupt Party; and (iii) the Bankrupt Party has failed to provide notice to the Escrow Agent, within thirty (30) days after receipt thereof, stating that the Bankrupt Party either (x) disputes the occurrence of a Trigger Event, or (y) intends to remedy such events or cure such circumstances within thirty (30) days thereafter. The non-Bankrupt Party acknowledges that the Escrow Agent will not be authorized to deliver or otherwise provide access to the escrowed IP Materials in the event that the Bankrupt Party provides such notice to the Escrow Agent, unless and until ordered to do so by a court of competent jurisdiction.

(c) Subject to the non-Bankrupt Party’s compliance with the terms and conditions of this Section 14.13, upon the delivery to the non-Bankrupt Party of any escrowed IP Materials in accordance with this Section 14.13, the non-Bankrupt Party will have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party will release the Bankrupt Party from any such obligation or liability for failing to perform it.

(d) All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, will be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity including, without limitations, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 14.13 will be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which will be deemed to be royalties for purposes of Title 11.

<< SIGNATURE PAGE FOLLOWS >>

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Execution Date.

POZEN INC.	GLAXO GROUP LTD., D/B/A GLAXOSMITHKLINE

By:	By:

Name:	Name:

Title:	Title:

PRODUCT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

SIGNATURE PAGE

EXHIBIT A

POZEN PATENTS

U.S. PATENT 5,872,145

U.S. PATENT 6,060,499

U.S. PATENT APPLICATION 09/559,753

U.S. PROVISIONAL PATENT APPLICATION [*                                 *]

A-1

EXHIBIT B

MT 400 DEVELOPMENT DATA

[* THE REMAINDER OF THIS PAGE HAS BEEN OMITTED PURSUANT TO A

CONFIDENTIAL TREATMENT REQUEST*]

Schedule 4.5

If the Parties are unable to agree on matters subject to a dispute to be referred to this Schedule 4.5, the matter will be resolved as follows:

1.1	The Parties will refer any such dispute to the Chief Executive Officer of POZEN and the President, US Pharmaceuticals for GSK for attempted resolution by good faith negotiations.

1.2 (a)	If the designated officers are not able to resolve the dispute within thirty (30) days after being presented with it, the Parties will select a mutually agreeable arbitrator who has significant relevant experience in the field of developing or licensing, as the dispute may require, pharmaceutical products and no affiliation or pre-existing relationship with either POZEN or GSK (“Arbitrator”). If the Parties are unable to agree on an arbitrator within such 30 day period, then each Party will select an arbitrator within 5 business days, the two (2) designated arbitrators will select a mutually agreeable third arbitrator within five (5) business days satisfying the criteria described in the immediately preceding sentence and all three (3) arbitrators will hear the dispute as a panel and render a decision upon the determination of the majority of the panel (such panel referred herein as the “Arbitrator” for purposes of this Schedule 4.5). The date on which such Arbitrator is selected will be the “Arbitration Commencement Date.”

(b)	Within fifteen (15) business days of selecting the Arbitrator, each Party will prepare and deliver to both the Arbitrator and the other Party its proposed solution of the dispute and a memorandum (“Support Memorandum”) in support thereof. The Arbitrator will also be provided with a copy of this Agreement.

(c)	Within ten (10) business days of receipt of the other Party’s Support Memorandum, each Party may submit to the Arbitrator (with a copy to the other Party) a rebuttal to the other Party’s Support Memorandum (a “Rebuttal”), which may include a revision, marked to show changes, of either Party’s proposed solution.

(d)	Neither Party may have communications (either written or oral) with the Arbitrator other than for the sole purpose of engaging the Arbitrator or as expressly permitted in this Schedule 4.5.

(e)	Within thirty (30) days of the Arbitration Commencement Date, the Arbitrator will issue a decision resolving the dispute. The decision of the Arbitrator will be binding and enforceable among POZEN and GSK.

(f)	The Arbitrator will have reasonable discretion to request additional information, hold a hearing, and extend the time frame for reaching his or her decision regarding the dispute at issue.

(g)	To the extent any further arbitration rules or procedures are necessary for resolution of the dispute at issue, the rules of the American Arbitration Association will apply. Notwithstanding the foregoing, the Parties are not required to select an arbitrator from the American Arbitration Association’s panel of arbitrators.

1.3	The Arbitrator’s fees and expenses will be shared by the Parties. Each Party will bear and pay its own expenses incurred in connection with any contract resolution under this Schedule 4.5.

Schedule 9.2(e)

[*2 ENTIRE PAGES HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL

TREATMENT REQUEST*]

Schedule 9.3(c)

None.